UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 23, 2015

STG GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36149	46-3134302
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

11091 Sunset Hills Road, suite 200
Reston, Virginia	20190
(Address of principal executive offices)	(Zip Code)

(703) 691-2480

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Introductory Note

Global Defense & National Security Systems Inc. (“GDEF”), a special purpose acquisition company focused on the U.S. defense and national security sector, announced the successful completion on November 23, 2015 (the “Closing Date”) of the previously announced business combination (the “Business Combination”) with STG Group, Inc., a provider of cyber, software and intelligence solutions to the U.S. government. At the closing of the Business Combination, GDEF changed its name to “STG Group, Inc.” The Business Combination was consummated pursuant to the stock purchase agreement (the “Business Combination Agreement”), dated as of June 8, 2015, by and among GDEF, STG Group, Inc., the stockholders of STG Group, Inc., Global Defense & National Security Holdings LLC (the “Sponsor) and Simon S. Lee, as Stockholders’ Representative.

In connection with the closing of the Business Combination, STG Group, Inc. changed its name to “STG Group Holdings, Inc.” (“STG”). Unless the context otherwise requires, the “Company”, “we,” “us,” and “our” refers to GDEF.

Item 1.01. Entry into a Material Definitive Agreement.

Credit Agreement

Overview

On November 23, 2015, GDEF, together with STG, STG, Inc., and Access Systems, Incorporated (“Access Systems“) entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto from time to time, MC Admin Co LLC, as administrative agent, PNC Bank, National Association, as collateral agent (the “Collateral Agent”), and MC Admin Co LLC, as lead arranger. GDEF served as the initial borrower of the term loans under the Credit Agreement, and STG, Inc. and Access Systems (collectively, the “Borrowers”) each immediately assumed all obligations of GDEF under the Credit Agreement as if they had originally incurred them as borrowers. GDEF and STG Group Holdings, Inc. have each guaranteed Borrowers’ obligations under the Credit Agreement.

The Credit Agreement provides for (i) a term loan in an aggregate principal amount of $81,750,000 (the “Term Loan”), (ii) a $15,000,000 asset-based revolving line of credit at closing (the “New Revolving Loan”) and (iii) an uncommitted accordion facility to be used to fund acquisitions (subject to additional lender commitments) of up to $90,000,000 (the “Incremental Facility,” and together, with the Term Loan and Revolving Loan, the “Loans” ). Substantially concurrently with the consummation of the Business Combination, the full amount of the Term Loan was drawn, and neither the Incremental Facility nor any amount under the Revolving Loan was drawn.

Each of the Revolving Loan and the Term Loan matures on November 23, 2020.

Borrowing Base

Advances under the Revolving Loan are limited by a borrowing base which may not exceed the lesser of (x) the difference between $15,000,000 and amounts outstanding under letters of credit issued pursuant to the Credit Agreement; and (y) an amount equal to the sum of (i) up to 85% of certain accounts receivable of the Borrowers plus (ii) up to 100% of unrestricted cash on deposit in the Borrowers’ accounts with the Collateral Agent, minus (iii) amounts outstanding under letters of credit issued pursuant to the Credit Agreement, minus (iv) reserves established by the Collateral Agent from time to time in its reasonable credit judgment exercised in good faith (the “Borrowing Base Formula Amount”).

Interest Rate and Fees

The Borrowers may designate any Loan as a Base Rate Loan or a Eurodollar Loan. The interest rate per annum applicable to Base Rate Loans will be equal to the sum of 6.80% plus the “Base Rate”, which is equal to the highest of: (a) the base commercial lending rate of Collateral Agent as publicly announced to be in effect from time to time, as adjusted by the Collateral Agent, (b) the sum of 0.50% per annum and the Federal Funds Rate (as defined in the Credit Agreement), (c) the daily one month LIBOR rate as published each business day in the Wall Street Journal for a one month period divided by a number equal to 1.00 minus the Reserve Percentage (as defined in the Credit Agreement) plus 100 basis points, as of such day and (d) 2.00%.

The interest rate per annum applicable to Eurodollar Loans will be equal to the sum of 7.80% plus the “Eurodollar Rate,” which is equal to the highest of (a) the amount calculated by dividing (x) the rate which appears on the Bloomberg Page BBAM1, or the rate which is quoted by another authorized source, two business days prior to the commencement of any interest period as the London interbank offered rate for such an amount by (y) a number equal to 1.00 minus the Reserve Percentage and (b) 1.00%.

Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan will bear interest at a rate per annum equal to the greater of the then applicable rate plus 2% and the rate then applicable to Base Rate Loans plus 2%.

Prepayments

Borrowers may voluntarily prepay any amount of principal outstanding under the Term Loan at any time following the first anniversary of the closing date as long as Borrowers also pay accrued and unpaid interest, any applicable unpaid fee plus the applicable prepayment premium based on the principal amount prepaid and the time when the prepayment is made as reflected below. The below prepayment premiums would also apply to prepayments in connection with accelerations of the Term Loan or certain mandatory repayments in connection with a default under the Credit Agreement.

Period	Prepayment Premium as a Percentage of Principal Prepaid
Closing Date through last day of the 12th full month thereafter	10%
First day of the 13th full month after the Closing Date through the last day of the 24th full month after the Closing Date	4%
First day of the 25th full month after the Closing Date through the last day of the 36th full month after the Closing Date	2.5%
First day of the 37th full month after the Closing Date through the last day of the 48th full month after the Closing Date	1%
Thereafter	0%

Mandatory Repayments

If at any time the outstanding principal amount of Revolving Loans plus the amount of outstanding letters of credit exceeds the Borrowing Base Formula Amount, the Borrowers must immediately prepay the difference.

If GDEF or any of its subsidiaries incurs indebtedness other than certain permitted indebtedness or sells assets other than certain permitted sales, then Borrowers must prepay any outstanding Term Loan in an amount equal to 100% of the net cash proceeds from the incurrence of indebtedness or the asset sale as applicable unless, in the case of an asset sale, a Borrower reinvests such proceeds within 360 days after the sale.

To the extent that GDEF and its subsidiaries on a consolidated basis have any Excess Cash Flow (as defined in the Credit Agreement) with respect to any of GDEF’s fiscal years commencing with its fiscal year ending December 31, 2016, the Borrowers must prepay any outstanding Term Loan in an amount equal to 100% of such Excess Cash Flow no later than 110 days after the close of GDEF’s applicable fiscal year.

If the Borrowers cure a financial covenant default through a contribution of equity capital to a Borrower, then that Borrower must prepay any outstanding Term Loan in an amount equal to 100% of the amount contributed to the capital of that Borrower.

If GDEF or any of its subsidiaries receives any condemnation or insurance proceeds, then the Borrowers must prepay any outstanding Term Loan in an amount equal to 100% of those proceeds.

While the lenders under the Credit Agreement may waive the requirement for Borrowers to make a mandatory prepayment, neither GDEF nor the Borrowers can assure that the Lenders will waive such mandatory prepayment at any time or that, if the Lenders do waive, that the amount of the mandatory prepayment will be waived in full or waived without additional consideration payable.

Amortization of Principal of Term Loan

Principal under the Term Loan amortizes, and Borrowers are required to repay a percentage of the original principal amount of the Term Loan, as set forth below with the remaining balance of the principal falling due in full on November 23, 2020:

Scheduled Repayment Date	Percentage
The last business day of each fiscal quarter of GDEF, beginning on the last business day of the fiscal quarter ending December 31, 2015 through the last Business Day of the fiscal quarter ending September 30, 2016	0.625%
The last business day of each fiscal quarter of GDEF beginning on the last business day of the fiscal quarter ending December 31, 2016 through the last business day of the fiscal quarter ending September 30, 2017	1.250%
The last business day of each fiscal quarter of GDEF, beginning on the last business day of the fiscal quarter ending December 31, 2017 through the last business day of the fiscal quarter ending September 30, 2018	1.750%
The last business day of each fiscal quarter of GDEF, beginning on the last business day of the fiscal quarter ending December 31, 2018 through the last business day of the fiscal quarter ending September 30, 2019	2.500%
Maturity date	75.500%

Certain Covenants and Events of Default

The Credit Agreement contains a number of customary affirmative and negative covenants that, among other things, limit or restrict the ability of GDEF, STG and Borrowers, among other things, to: incur additional indebtedness (including guaranty obligations); incur liens; liquidate or enter into any merger, consolidation or sale of assets except as otherwise permitted; pay dividends and make other payments in respect of capital stock; make acquisitions, investments, loans and advances; engage in certain transactions with affiliates; make capital expenditures that exceed certain limits; modify the Business Combination Agreement, dated as of June 8, 2015, by and among GDEF and the other parties thereto, GDEF’s amended and restated certificate of incorporation or any intercompany note; limit the ability of any of their subsidiaries to pay dividends or make loans or other distributions to a parent; or issue preferred equity.

GDEF has also agreed to certain minimums for its fixed charge coverage ratio and consolidated EBITDA and certain maximums for its senior secured leverage ratio.

The Credit Agreement contains customary events of default, including, among other things, nonpayment of principal, interest, fees or other amounts; material inaccuracy of a representation or warranty when made; default in performance of certain covenants; cross-default to indebtedness as long as such indebtedness is at least $3,000,000; bankruptcy events; creation of a material lien, security or liability due to non-compliance under ERISA; the failure of any material provision of the Security Agreement to be in full force and effect; the failure of any guaranty under the Credit Agreement to be in full force and effect; any judgment against GDEF or its subsidiaries in an amount equal or exceeding $2,000,000; a change of control; subordination of the indebtedness under the Credit Agreement; loss of a key executive unless such executive has been replaced within 30 days by an individual approved by the Administrative Agent; or the occurrence of a “reportable compliance event” as defined under the Credit Agreement. If an Event of Default has occurred and is continuing, or if the Borrowers fail to maintain at least $5,000,000 in Undrawn Availability (as defined in the Credit Agreement) under the Revolving Loan, then the Administrative Agent may sweep cash from the Borrowers’ accounts for the account of the Administrative Agent. Also, in the event that an Event of Default has occurred and is continuing, the Collateral Agent has customary remedies available to it at law and in equity and pursuant to the Security Agreement and the Pledge Agreement.

Security Agreement and Pledge Agreement

In connection with entering into the Credit Agreement, GDEF, STG, and the Borrowers entered into a (1) a Security Agreement with the Collateral Agent, dated as of November 23, 2015 (the “Security Agreement”), and (2) a Pledge Agreement with the Collateral Agent, dated as of November 23, 2015 (the “Pledge Agreement”) for the purpose of securing the payment of GDEF and the Borrowers’ obligations under the Credit Agreement. A copy of the Security Agreement is attached to this Current Report on Form 8-K as Exhibit 10.2 and is incorporated by reference as though it were fully set forth herein, and a copy of the Pledge Agreement is attached to this Current Report on Form 8-K as Exhibit 10.3 and is incorporated by reference as though it were fully set forth herein.

Pursuant to the Security Agreement, as of the effective date of the Security Agreement and the Pledge Agreement, the Borrowers’ and GDEF’s obligations under the Credit Agreement are secured by the grant of a security interest in GDEF’s and the Borrowers’ now existing and hereafter acquired (a) accounts; (b) cash; (c) cash collateral account and monies, securities and instruments deposited in the cash collateral account; (d) chattel paper; (e) commercial tort claims described in an annex to the Security Agreement; (f) computer programs and intellectual property rights and all other proprietary information; (g) contracts and contract rights; (h) copyrights; (i) equipment; (j) deposit accounts; (k) documents; (l) general intangibles; (m) goods; (n) instruments; (o) inventory; (p) investment property, excluding all pledge agreement collateral; (q) promissory notes; (r) letter-of-credit rights; (s) marks; (t) patents; (u) permits; (v) software and software licensing rights; (w) supporting obligations; (x) books and records relating to the foregoing items; and (y) proceeds and products of all of the foregoing.

In addition, pursuant to the Pledge Agreement, the Borrowers’ and GDEF’s obligations under the Credit Agreement are secured by the pledge of GDEF’s and the Borrowers’ right, title and interest in collateral accounts, securities, limited liability company interests, partnerships, security entitlements, financial assets and all proceeds held in any of the foregoing from time to time (the “Collateral”). The Collateral does not include any voting stock in excess of 66-2/3% of the total combined voting power of all classes of equity interests of any foreign subsidiary.

Copies of the Credit Agreement, Security Agreement and Pledge Agreement are filed with this Current Report on Form 8-K as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference, and the foregoing descriptions of the Credit Agreement, Security Agreement and Pledge Agreements are qualified in their entirety by reference thereto.

Registration Rights Agreements

On the Closing Date, the Company entered into a registration rights agreement (the “Registration Rights Agreement”) with the STG Stockholders, pursuant to which the Company has granted certain registration rights to the STG Stockholders with respect to, among other things, the shares of Company common stock, $0.0001 par value (the “Common Stock”), issued to the STG Stockholders pursuant to the Purchase Agreement (the “Registrable Securities”).

Under the Registration Rights Agreement, the STG Stockholders have certain customary registration rights, including demand rights and piggyback rights, subject to certain underwriter cutbacks and issuer blackout periods. The Company agreed to pay certain fees and expenses relating to registrations under the Registration Rights Agreement.

In addition, on the Closing Date, the Company entered into an amended and restated registration rights agreement with the Sponsor (the “Sponsor Registration Rights Agreement”), which amends and restates the registration rights agreement entered into by and between the Company and the Sponsor on October 23, 2013 to include the shares that the Sponsor acquired pursuant to that certain Second Amended and Restated Backstop Common Stock Purchase Agreement, dated as of November 23, 2015.

A copy of the Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.4 and a copy of the Sponsor Registration Rights Agreement is filed with this Current Report on Form 8-K as Exhibit 10.5, and such agreements are incorporated herein by reference, and the foregoing descriptions are qualified in its entirety by reference thereto.

Voting Agreement

On the Closing Date, (i) the Company, (ii) the Sponsor and (iii) the STG Stockholders (the “Stockholder Group”) entered into a voting agreement (the “Voting Agreement”). Pursuant to the Voting Agreement, as long as the Stockholder Group or Sponsor (each, an “Investor Party”) beneficially owns at least 5% of the then outstanding Common Stock (the “Minimum Equity Holdings”), such Investor Party may designate one individual for nomination to the Company’s Board of Directors. Pursuant to the Voting Agreement, each Investor Party will support the other Investor Party’s designee for nomination as director. The Voting Agreement also provides that in the event of the death, resignation, removal or other termination of any designee of an Investor Party, such vacancy shall be filled by a new director designated for nomination by the same Investor Party.

In addition, as long as any Investor Party maintains the Minimum Equity Holdings, each Investor Party will attempt to reach a unanimous decision on actions that require a stockholder vote.

Pursuant to the Voting Agreement, the Investor Parties will take all necessary action so that the number of directors comprising the Board of Directors will initially be fixed at five directors, and that the Board of Directors shall have a classified structure.

In addition, the Investor Parties agree to endorse and vote to approve the nominees for Class I directors proposed by the Board of Directors of the Company (or the nomination and governance committee thereof) at annual meeting of stockholders of the Company in 2016, unless all of the Investor Parties agree in writing in advance of such meeting to propose to the stockholders alternative directors.

The Voting Agreement further provides that for the eighteen (18) months following the date thereof, each Investor Party has agreed not to purchase or otherwise acquire, or offer, seek, propose or agree to purchase or otherwise acquire, ownership of any Common Stock, or any direct or indirect rights or options to acquire, or any securities convertible into, Common Stock, or to form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the securities of the Company (other than as a result of the Voting Agreement).

A copy of the Voting Agreement is filed with this Current Report on Form 8-K as Exhibit 10.6 and is incorporated herein by reference, and the foregoing description of the Voting Agreement is qualified in its entirety by reference thereto.

Escrow Agreement

In connection with the Business Combination Agreement, GDEF and the Stockholders’ Representative will enter into an escrow agreement (the “Escrow Agreement”) with Branch Banking and Trust Company, a North Carolina banking corporation, as escrow agent, to partially secure the STG Stockholders’ indemnification obligations pursuant to the Business Combination Agreement.

Establishment of Escrow

At the Closing, GDEF withheld (a) $3,310,000 (the “Cash Escrow Deposit”) from the Cash Consideration and (b) 313,744 shares of GDEF Common Stock, with an aggregate value equal to approximately $3,310,000 (the “Escrow Share Amount”), or $10.55 per share (the “Escrow Shares” and together with the Cash Escrow Deposit, or the balance thereof remaining from time to time, the “Escrow Amount”), from the stock consideration and deposited such amounts into escrow pursuant to the terms of the Escrow Agreement.

Disbursement of the Escrow Amount

In the event that any indemnified party pursuant to the Business Combination Agreement claims that it is entitled to release from the escrow fund, it must submit a claim notice to the escrow agent and the Stockholders’ Representative. The Stockholders’ Representative will have the opportunity to contest any such claim. If no written notice of contest is given, the escrow agent will disburse to the indemnified party specified in the applicable claim notice the amounts claimed. If a written notice of contest is given, the parties agree to work out the dispute independently and then resort to legal proceedings in accordance with the Business Combination Agreement. Upon receipt of a written notice of contest, the escrow agent may not disburse the disputed portion of the funds claimed unless and until resolution either by a written mutual agreement between GDEF and the Stockholders’ Representative or by a court of competent jurisdiction in accordance with the Business Combination Agreement. Any shares being released shall be valued as of their average closing market price at which such shares traded on Nasdaq over the last ten trading days immediately prior to the date such claim is satisfied.

Claims against the Escrow Amount shall first be paid from the amount of the Cash Escrow Deposit in the Escrow Amount, and second, once the total amount of the Cash Escrow Deposit has been disbursed, be paid as a transfer to the indemnified party of the number of Escrow Shares that is equal to the claim amount (or remaining portion thereof). Notwithstanding the foregoing, if Escrow Shares otherwise would be disbursed to the indemnified party against an indemnification claim pursuant to the Business Combination Agreement, but the Stockholders’ Representative notifies GDEF in writing that, in the Stockholders’ Representative reasonable opinion, the effect of such disbursement, if made, would cause the Transaction to fail to satisfy the Control Requirement (as defined in the Business Combination Agreement), the Stockholders’ Representative may cause all or part of such indemnification claim to be satisfied by a cash payment directly to the indemnified party, and the disbursement request shall instead direct that the number of Escrow Shares (rounded down to the nearest whole share) that is equal to the amount of cash paid directly to the indemnified party be disbursed pro rata to the STG Stockholders.

If, on any date that a number of Escrow Shares is to be disbursed, (a) the aggregate value of the Escrow Shares remaining in the Escrow Amount is less than the amount requested in the disbursement request and (b) the aggregate value of the Escrow Shares disbursed as of such date is less the Escrow Share Amount, the STG Stockholders jointly and severally agree to promptly (and in any event within two business days following notice from the escrow agent) provide to the Stockholders’ Representative for deposit with the escrow agent (within two business days following receipt from the STG Stockholders) an amount in cash, by wire transfer of immediately available funds, equal to the difference between (x) the Escrow Share Amount and (y) the aggregate value of the Escrow Shares disbursed as of such date (such difference, the “Additional Cash Escrow”). The Additional Cash Escrow shall be added to the Escrow Amount, and the escrow agent shall then transfer to the indemnified party the Escrow Shares remaining in the Escrow Amount, plus a portion of the Additional Cash Escrow necessary to satisfy the disbursement request. Thereafter, any subsequent disbursement request shall be satisfied from the Additional Cash Escrow. In no event shall the aggregate value disbursed from the Escrow Amount exceed the sum of the Cash Escrow Deposit and the Escrow Share Amount. Once an amount equal to the sum of the Cash Escrow Deposit and the Escrow Share Amount has been disbursed from the Escrow Amount, any remaining Escrow Shares shall be distributed pro rata to the STG Stockholders.

Release of the Escrow Amount

The date that is 18 months after the Closing Date is the “Release Date.” If there are no pending claim notices on the Release Date, GDEF and the Stockholders’ Representative shall jointly provide the escrow agent with an executed disbursement request instructing the escrow agent to disburse the Escrow Amount (including any amount of Additional Cash Escrow, if any) pro rata to the STG Stockholders. In the event there are any pending claim notices on the Release Date, GDEF and the Stockholders’ Representative shall jointly instruct the escrow agent to retain only the portion of the Cash Escrow Deposit and/or that number of the Escrow Shares equal to the disputed amount in any pending claim notice and release to the STG Stockholders all of the Escrow Amount in excess of the pending claim amount as set forth in the joint instructions.

A copy of the Escrow Agreement is filed with this Current Report on Form 8-K as Exhibit 10.7 and is incorporated herein by reference, and the foregoing description of the Escrow Agreement is qualified in its entirety by reference thereto.

Second Amended and Restated Backstop Common Stock Purchase Agreement

On November 23, 2015, the Company entered into a Second Amended and Restated Backstop Common Stock Purchase Agreement (the “Backstop Purchase Agreement”) with the Sponsor, which amended and restated the stock purchase agreement that the Company had previously reported on a Current Report on Form 8-K filed with the Securities and Exchange Commission on October 20, 2015. The Backstop Purchase Agreement granted the Sponsor the right to purchase shares of Common Stock, at a price of $10.63 per share (the “Backstop Purchase”) in connection with the close of the Business Combination. The purchase right was exercisable only in the event, and to the extent, that the Company would not meet the Threshold Cash Amount. The term “Threshold Cash Amount” means $20,000,000 in cash available to the Company from (1) the Company’s Trust Account (as defined in the Company’s Amended and Restated Certificate of Incorporation) at the closing of the Business Combination between the Company and STG following the payment in full to the Company’s stockholders who requested to be redeemed in connection with the closing of the Business Combination, and (2) the payment of any aggregate purchase price for the Backstop Purchase.

A copy of the Backstop Purchase Agreement is filed with this Current Report on Form 8-K as Exhibit 10.8 and is incorporated herein by reference, and the foregoing description of the Backstop Purchase Agreement is qualified in its entirety by reference thereto.

Contribution and Exchange Agreement

Concurrently with the exercise of the Sponsor’s purchase right under the Backstop Purchase Agreement, the Company and the Sponsor entered into a Contribution and Exchange Agreement, dated as of November 23, 2015 (the “Contribution Agreement”) on the Closing Date, pursuant to which the Sponsor agreed to contribute to the capital of the Company an amount of cash equal to $10,950,000, being the aggregate purchase price of the Backstop Purchase, in exchange for 1,030,103 shares of Common Stock, in a transaction in which the Company will not recognize taxable income.

A copy of the Contribution Agreement is filed with this Current Report on Form 8-K as Exhibit 10.9 and is incorporated herein by reference, and the foregoing description of the Contribution Agreement is qualified in its entirety by reference thereto.

Employment Agreements

Paul Fernandes

In connection with the closing of the Business Combination, we entered into an employment agreement with Paul Fernandes (the “Fernandes Employment Agreement”), providing that Mr. Fernandes would serve as the Company’s President beginning on the Closing Date. Pursuant to the Fernandes Employment Agreement, the Company will pay Mr. Fernandes an annual salary of $400,752, and Mr. Fernandes will be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company.

Pursuant to the Fernandes Employment Agreement, in the event of the termination of his employment by the Company without Cause (as defined in the Fernandes Employment Agreement) or by Mr. Fernandes for Good Reason (as defined in the Fernandes Employment Agreement), Mr. Fernandes would be entitled to cash severance equal to the sum of 18 months of his annual base salary in effect immediately prior to the date of termination.

A copy of the Employment Agreement with Mr. Fernandes is filed with this Current Report on Form 8-K as Exhibit 10.10 and is incorporated herein by reference, and the foregoing description of the Employment Agreement is qualified in its entirety by reference thereto.

Charles Cosgrove

In connection with the closing of the Business Combination, we entered into an employment agreement with Charles L. Cosgrove (the “Cosgrove Employment Agreement”), providing that Mr. Cosgrove would serve as the Company’s Chief Financial Officer beginning on the Closing Date. Pursuant to the Cosgrove Employment Agreement, the Company will pay Mr. Cosgrove an annual salary of $330,000. Mr. Cosgrove will be eligible to participate in the Company’s Annual Incentive plan, at up to a 50% target of his salary, and will be eligible to participate in the Company’s deferred compensation plan. Mr. Cosgrove also will be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company.

In addition, upon any termination of Mr. Cosgrove’s employment by the Company without Cause (as defined in the Cosgrove Employment Agreement) or by Mr. Cosgrove for Good Reason (as defined in the Cosgrove Employment Agreement) within one year of his start date for any reason other than for Cause, he will be eligible for one month of severance equal to his then-current base salary, for each completed month of service. If the Company terminates Mr. Cosgrove’s employment on or after one year of his start date for any reason other than for Cause, he will be eligible for twelve months’ severance equal to his current base salary.

A copy of the Employment Agreement with Mr. Cosgrove is filed with this Current Report on Form 8-K as Exhibit 10.11 and is incorporated herein by reference, and the foregoing description of the Employment Agreement is qualified in its entirety by reference thereto.

Glenn W. Davis, Jr.

In connection with the closing of the Business Combination, we entered into an employment agreement with Glenn W. Davis, Jr. (the “Davis Employment Agreement”), providing that Mr. Davis would serve as the Company’s Senior Vice President & General Manager beginning on the Closing Date. Pursuant to the Davis Employment Agreement, the Company will pay Mr. Davis an annual salary of $265,000, and Mr. Davis will be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company.

Pursuant to the Davis Employment Agreement, in the event of the termination of his employment by the Company without Cause (as defined in the Davis Employment Agreement) or by Mr. Davis for Good Reason (as defined in the Davis Employment Agreement), Mr. Davis would be entitled to cash severance equal to the greater of (1) the sum of two months of his annual base salary in effect immediately prior to the date of termination or (2) the product of (x) one month of Mr. Davis’ annual base salary in effect immediately prior to the date of termination, multiplied by (y) the number of years that Mr. Davis has been employed by the Company, not to exceed twelve months.

A copy of the Employment Agreement with Mr. Davis is filed with this Current Report on Form 8-K as Exhibit 10.12 and is incorporated herein by reference, and the foregoing description of the Employment Agreement is qualified in its entirety by reference thereto.

Keith Lynch

In connection with the closing of the Business Combination, we entered into an employment agreement with Keith Lynch (the “Lynch Employment Agreement”), providing that Mr. Lynch would serve as the Company’s Vice President, Accounting & Controller beginning on the Closing Date. Pursuant to the Lynch Employment Agreement, the Company will pay Mr. Lynch an annual salary of approximately $217,498, and Mr. Lynch will be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company.

Pursuant to the Lynch Employment Agreement, in the event of the termination of his employment by the Company without Cause (as defined in the Lynch Employment Agreement) or by Mr. Lynch for Good Reason (as defined in the Lynch Employment Agreement), Mr. Lynch would be entitled to cash severance equal to the greater of (1) the sum of nine months of his annual base salary in effect immediately prior to the date of termination or (2) the product of (x) one month of Mr. Lynch’s annual base salary in effect immediately prior to the date of termination, multiplied by (y) the number of years that Mr. Lynch has been employed by the Company, not to exceed twelve months.

A copy of the Employment Agreement with Mr. Lynch is filed with this Current Report on Form 8-K as Exhibit 10.13 and is incorporated herein by reference, and the foregoing description of the Employment Agreement is qualified in its entirety by reference thereto.

Dale R. Davis

On November 30, 2015, we entered into an employment agreement with Dale Davis (the “CIO Employment Agreement”), providing that Mr. Davis would serve as the Company’s Chief Integration Officer beginning on November 30, 2015. Pursuant to the CIO Employment Agreement, the Company will pay Mr. Davis an annual salary of $346,000. Mr. Davis will be eligible to participate in the Company’s Annual Incentive plan, at up to a 50% target of his salary, and will be eligible to participate in the Company’s deferred compensation plan. Mr. Davis also will be entitled to participate in all of the employee benefit plans and arrangements generally provided from time to time to senior executive officers of the Company.

Pursuant to the CIO Employment Agreement, in the event of the termination of his employment by the Company without Cause (as defined in the CIO Employment Agreement) or by Mr. Davis for Good Reason (as defined in the CIO Employment Agreement), Mr. Davis would be entitled to cash severance equal to the greater of (1) the sum of two months of his annual base salary in effect immediately prior to the date of termination or (2) the product of (x) one month of Mr. Davis’ annual base salary in effect immediately prior to the date of termination, multiplied by (y) the number of years that Mr. Davis has been employed by the Company, not to exceed twelve months.

A copy of the Employment Agreement with Mr. Davis is filed with this Current Report on Form 8-K as Exhibit 10.14 and is incorporated herein by reference, and the foregoing description of the Employment Agreement is qualified in its entirety by reference thereto.

Services Agreement

On November 23, 2015, Global Strategies Group (North America) Inc. and STG entered into a services agreement (the “Services Agreement”), pursuant to which STG may retain Global Strategies Group (North America) Inc. from time to time to perform certain services as described under task orders to be issued from time to time.  The services may include the following, in each case, at agreed upon prices:

•	Corporate development services, such as sourcing acquisition targets, negotiating transactions with potential targets, and assisting STG in post-integration matters;
•	Regulatory compliance support services;
•	Financial services such as planning, analysis, compilation of budget proposals and requests, and financial reporting;
•	Business development and strategic services, such as new-business-opportunity identification and review;
•	Marketing and public relations services; and
•	Human resources services.

The Services Agreement may be terminated by either party at its convenience, with or without cause, upon 15 days’ prior written notice to the other party.  Global Strategies Group (North America) Inc. is an affiliate of both the Sponsor and Damian Perl, who will serve on the board of directors following the Business Combination.

A copy of the Services Agreement is filed with this Current Report on Form 8-K as Exhibit 10.15 and is incorporated herein by reference, and the foregoing description of the Services Agreement is qualified in its entirety by reference thereto.

Item 1.02. Termination of a Material Definitive Agreement.

In connection with the closing, the Second Amended and Restated Management Trust Agreement, dated October 23, 2013, between GDEF and American Stock Transfer & Trust Company, as trustee, was terminated.

Item 2.01. Completion of Acquisition or Disposition of Assets.

The disclosure set forth under “Introductory Note” above is incorporated in this Item 2.01 by reference. The material provisions of the Purchase Agreement are described in the Company’s Proxy Statement dated October 22, 2015 (the “Proxy Statement”) relating to the Special Meeting (as defined below) in the section entitled “The Business Combination,” which is incorporated by reference herein.

As previously reported, the Business Combination was approved by GDEF’s stockholders at the Special Meeting in lieu of 2015 Annual Meeting of the Stockholders held on November 13, 2015 (the “Special Meeting”). At the Special Meeting, 4,598,665 shares of Common Stock were voted in favor of the proposal to approve the Business Combination and 676,350 shares of Common Stock were voted against that proposal.

In connection with the closing, GDEF’s public stockholders redeemed a total of 2,031,383 shares of its Common Stock pursuant to the terms of GDEF’s amended and restated certificate of incorporation, resulting in a total payment to redeeming stockholders of $21,593,601.29. In connection with the Business Combination, GDEF paid the following consideration to the STG Stockholders: (i) $68,000,000 in aggregate cash consideration and (ii) 8,578,199 shares of Common Stock, valued at a price of $10.55 per share. In addition, GDEF issued to the STG Stockholders 445,161 shares of Common Stock that were previously held by the Sponsor and contributed by the Sponsor to GDEF immediately prior to the Business Combination, and the Sponsor transferred 35,000 shares of Common Stock previously held by the Sponsor to the STG Stockholders for no consideration.

In accordance with the terms of the Business Combination Agreement, the STG Stockholders elected to convert approximately $7,000,000 of the cash consideration payable to them thereunder into an additional 658,513 shares of Common Stock at a value of $10.63 each (the “Conversion Shares”).

As of the Closing Date, following the redemption, there were 13,774,962 shares of Common Stock outstanding. As of the Closing Date, the STG Stockholders owned approximately 9,716,873 shares of Common Stock. As of the Closing Date, the Sponsor owned approximately 23.8% of the outstanding common stock of the Company and the public stockholders owned approximately 5.7% of the outstanding common stock of the Company.

In connection with the closing of the Business Combination, the non-interest bearing promissory notes, dated as of July 21, 2015 and November 5, 2015, by and between the Company and the Sponsor, for $351,436 and $56,296, respectively, were paid in full. In addition, the non-interest bearing convertible promissory notes issued on May 15, 2014, May 12, 2015, October 8, 2015, and November 13, 2015 were also paid in full.

In addition, pursuant to the Second Amended and Restated Backstop Common Stock Purchase Agreement, dated as of November 23, 2015, by and between the Company and the Sponsor (the “Backstop Purchase Agreement”), the Sponsor purchased 1,030,103 shares of Common Stock at a price of $10.63 per share.

The Company has declared a dividend of one share of Common Stock for every 1.06 shares of Common Stock payable to stockholders of record immediately following the consummation of the Business Combination. The Sponsor and the STG Stockholders have agreed to forfeit any dividend shares that they would be entitled to in exchange for no consideration, provided that the Sponsor will not forfeit any right to receive any dividend shares in respect of any shares it acquired pursuant to the Backstop Purchase Agreement and the STG Stockholders will not forfeit any right to receive any dividend shares in respect of the Conversion Shares.

GDEF was formed as a vehicle to effect a business combination with one or more operating businesses. After the closing, the Company became a holding company whose assets primarily consist of interests in its subsidiary, STG. The following information is provided about the business of the Company reflecting the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The Company makes forward-looking statements in this Current Report on Form 8-K. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on business, results of operations or financial condition. Specifically, forward-looking statements may include statements relating to:

•	the benefits of the Business Combination;

•	the future financial performance of the Company following the Business Combination;

•	expansion plans and opportunities;

•	maintaining/increasing the growth rates of the Company through marketing and an effective sales force;

•	maintaining the Company’s technology platforms and continue to develop enhancements;

•	maintaining cost-effectiveness of technology and operations;

•	maintaining and successfully bidding for government contracts;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	identify and consummating acquisitions on an accretive basis; and

•	other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. These forward-looking statements are based on information available to us as of the date of this Current Report on Form 8-K and current expectations, forecasts and assumptions and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made.

These forward-looking statements involve a number of known and unknown risks and uncertainties or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	costs related to the Business Combination;

•	success in retaining or recruiting, or changes required in, the Company’s officers, key employees or directors;

•	economic weakness, either nationally, or in the local markets in which the Company operates;

•	the size of the Company’s addressable markets and the amount of U.S. government spending on private contractors;

•	adverse litigation or arbitration results;

•	changes in economic, business, competitive, technological and/or regulatory factors;

•	competitors in the Company’s various markets;

•	the recent delisting of the Company’s securities from the NASDAQ Capital Market as discussed in the section entitled “Risk Factors” below;

•	the potential liquidity and trading of the Company’s securities;

•	risks and costs associated with regulation of corporate governance and disclosure standards (including pursuant to Section 404 of the Sarbanes-Oxley Act); and

•	other risks and uncertainties set forth in the Proxy Statement in the section entitled “Risk Factors” beginning on page 30.

Business

The business of GDEF prior to the Business Combination is described in the Proxy Statement in the section entitled “GDEF’s Business” beginning on page 137, which is incorporated by reference herein. The business of STG prior to the Business Combination is described in the Proxy Statement in the section entitled “STG’s Business” beginning on page 181, which is incorporated by reference herein.

Risk Factors

The risk factors related to the Company’s business and operations are described in the Proxy Statement in the section entitled “Risk Factors” beginning on page 30, which is incorporated by reference herein, as supplemented below.

Our Common Stock has been delisted from NASDAQ, which could limit investors’ ability to make transactions in our shares and subject us to additional trading restrictions.

On November 25, 2015, our Common Stock was delisted from NASDAQ and our shares are currently quoted in the over-the-counter market on the OTC Pink Current Information tier. As a result of delisting, we could face material adverse consequences, including:

•	a limited availability of market quotations for our shares;
•	reduced liquidity for our shares;
•	a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our shares;
•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.

Selected Financial Information

Selected Historical Financial Information of STG

STG’s consolidated balance sheet data as of September 30, 2015 and consolidated statement of operations data for the three months and nine months ended September 30, 2015 and 2014 are derived from STG’s unaudited condensed consolidated financial statements, which are included elsewhere in this Current Report on Form 8-K. The September 30, 2014 consolidated balance sheet was derived from internal consolidated financial statements. STG’s consolidated balance sheet data as of December 31, 2014, December 31, 2013 and December 31, 2012 and consolidated statement of operations data for the three years ended December 31, 2014 are derived from STG’s audited consolidated financial statements, which were included in the Proxy Statement beginning on page F-1 and are incorporated herein by reference.

The information is only a summary and should be read in conjunction with each of STG’s consolidated financial statements and related notes and “STG’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained elsewhere herein. The historical results included below and elsewhere in this Current Report on Form 8-K are not indicative of the future performance of STG.

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
	2015	2014	2015	2014	2014	2013	2012
	(US dollars in thousands)
Income Statement Data:
Contract revenue	$50,081	$53,588	$149,138	$158,801	$209,727	$248,858	$212,767
Direct expenses	34,721	36,644	102,224	107,631	141,925	172,685	143,279
Gross profit	15,360	16,944	46,914	51,170	67,802	76,173	69,488
Indirect and selling expenses	11,718	14,041	40,933	45,798	61,286	70,041	63,928
Impairment of intangible assets (including goodwill)	2,970	—	2,970	—	6,928	1,655	—
Operating income	672	2,903	3,011	5,372	(412)	4,477	5,560
Total other income, net	(423)	(131)	(302)	45	243	702	335
Net income (loss)	249	2,772	2,709	5,417	(169)	5,179	5,895
Balance Sheet Data:
Contract receivables, net	$26,775	$39,161	$26,775	$39,161	$47,517	$54,766	$58,819
Total current assets	37,889	44,481	37,889	44,481	54,140	62,284	63,170
Total assets	44,022	66,438	44,022	66,438	68,635	84,351	91,361
Total current liabilities	24,920	27,491	24,920	27,491	37,401	44,228	46,314
Total liabilities	29,877	36,391	29,877	36,391	45,678	53,044	54,100
Total stockholders’ equity	14,145	30,047	14,145	30,047	22,957	31,307	37,261
Cash Flow Data:
Net cash provided by operating activities	12,815	463	38,027	26,331	$13,991	$11,752	$17,485
Net cash used in investing activities	(557)	(74)	(1,371)	(906)	(1,280)	(838)	(1,413)
Net cash used in financing activities	(7,636)	(541)	(31,182)	(25,184)	(12,526)	(11,178)	(15,661)
Adjusted EBITDA (1)	$4,416	$4,965	$13,588	$13,020	$17,521	$18,634	$13,834

Selected Unaudited Pro Forma Condensed Combined Financial Information of the Combined Company

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this Current Report on Form 8-K.

The unaudited pro forma condensed combined statements of operations information for the nine months ended September 30, 2015 and the year ended December 31, 2014 give pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on January 1, 2014. The unaudited pro forma condensed combined balance sheet as of September 30, 2015 assumes that the Business Combination and the related proposed financing transactions were completed on September 30, 2015.

The unaudited pro forma condensed combined balance sheet information as of September 30, 2015 was derived from STG’s unaudited consolidated balance sheet as of September 30, 2015 and GDEF’s unaudited balance sheet as of September 30, 2015. The unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2015 and the year ended December 31, 2014 was derived from STG’s unaudited consolidated statement of operations for the nine months ended September, 2015, STG’s audited consolidated statement of operations for the year ended December 31, 2014, GDEF’s unaudited statement of operations for the nine months ended September, 2015 and GDEF’s audited statement of operations for the year ended December 31, 2014.

The pro forma adjustments are based on the information currently available. The assumptions and estimates underlying the pro forma adjustments are described in the section entitled “ Unaudited Pro Forma Condensed Financial Information .” The unaudited pro forma condensed combined statement of operations is not necessarily indicative of what the actual results of operations would have been had the Business Combination taken place on the date indicated, nor is it indicative of the future consolidated results of operations of the post-combination company. The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the sections entitled “ Unaudited Pro Forma Condensed Combined Financial Information ,” “ Management’s Discussion and Analysis of Financial Condition and Results of Operations of STG ” and the historical consolidated financial statements and notes thereto of GDEF and STG.

_________

(1) EBITDA represents net income before interest expenses, income taxes, depreciation and amortization, and impairment of goodwill and intangible assets. Adjusted EBITDA represents EBITDA adjusted for operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, formal cost reduction plans, transactional legal fees, other professional fees and special employee bonuses. Adjusted EBITDA is included because it is used by management and certain investors to measure STG’s operating performance. Adjusted EBITDA is also used by management in its determination of the fair value of STG’s common stock and is also reviewed periodically as a measure of financial performance by STG’s board of directors. Adjusted EBITDA is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company’s operating performance required by U.S. GAAP. STG’s definition of Adjusted EBITDA used here may not be comparable to the definition of Adjusted EBITDA used by other companies. A reconciliation of income from net income to Adjusted EBITDA is as follows:

	For the three months ended September 30,		For the nine months ended September 30,		For the years ended December 31,
	2015	2014	2015	2014	2014	2013	2012
	(US dollars in thousands)
Net income (loss)	$249	$2,772	$2,709	$5,417	$(169)	$5,179	$5,895
State income taxes	(80)	(10)	202	348	346	394	332
Interest expense, net	24	9	34	32	58	116	68
Depreciation & Amortization	143	304	760	878	1,179	1,162	1,229
Amortization of intangible assets	198	156	594	468	625	1,633	626
Impairment of goodwill	2,064	—	2,064	—	5,117	1,655	—
Impairment of other intangible assets	906	—	906	—	1,811	—	—
EBITDA	3,504	3,231	7,269	7,143	8,966	10,139	8,150
Adjustments to EBITDA:
CEO expenses(1)	$106	$549	$1,069	$1,727	$2,462	$3,758	$2,753
Excess rent expenses(2)	39	205	2,384	996	1,212	1,739	1,030
Excess business development costs(3)	—	583	—	1,827	2,281	2,733	2,680
Discontinued operations	—	322	—	1,501	1,529	3	—
Employee terminations & related costs(4)	599	732	2,208	2,265	2,755	801	433
Accruals and reserve adjustments(5)	—	(278)	221	(1,259)	(246)	514	—
Acquisition costs(6)	296	—	1,026	—	—	—	—
Cost plus contracts revenue adjustments(7)	(128)	(379)	(589)	(1,180)	(1,438)	(1,053)	(1,212)
Adjusted EBITDA	4,416	4,965	13,588	13,020	17,521	18,634	13,834

(1)	Salary, bonus and miscellaneous expenses directly related to Simon Lee, the Owner and Chairman of STG, and certain other family members. Management considers these expenses to be non-recurring, as Mr. Lee or his family members were not fully active in the business and will continue to not be active in an executive capacity post-closing. The compensation costs of STG’s president are included in the historical results.

(2)	Cost incurred in unutilized lease space as well as the anticipated reduction in the price per square foot upon the business’ relocation to STG’s new facility in July 2015.

(3)	To reflect a plan implemented in 2015 to reduce the business development expenses to their appropriate level following implementation of the reduction plan.

(4)	Salary, fringe, bonus and severance for terminated employees included in three separate reductions in force in 2013, 2014 and 2015.

(5)	Reversal of excess accruals and unutilized provisions in the periods when the expenses were initially reflected in the financial statements.

(6)	Transaction costs associated with the Business Combination.

(7)	To adjust for the revenue effect of the above adjustments on cost-plus contracts.

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Nine Months Ended September 30, 2015 (in thousands, except share and per share information)

(U.S. dollars in thousands)
Contract revenue	$149,138
Gross profit	$46,914
Operating loss	$(8,753)
Net loss	$(9,228)
Net income per share – basic	$(0.57)
Net income per share – diluted	$(0.57)
Weighted-average shares outstanding – basic	16,107,072
Weighted-average shares outstanding – diluted	16,107,072
Selected Unaudited Pro Forma Condensed Combined Statement of Operations Year Ended December 31, 2014 (in thousands, except share and per share information)
Contract revenue	$209,727
Gross profit	$67,802
Operating loss	$(11,140)
Net loss	$(11,580)
Net income per share – basic	$(0.72)
Net income per share – diluted	$(0.72)
Weighted-average shares outstanding – basic	16,107,072
Weighted-average shares outstanding – diluted	16,107,072
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Data At September 30, 2015
Cash and cash equivalents	$19,154
Long-term debt, net of current portion	$81,239
Net current Assets	$21,660
Total assets	$235,515
Total liabilities	$123,516
Total stockholders’ equity	$111,999

Unaudited Pro Forma Condensed Combined Financial Statements

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination and the proposed related financing transactions. This transaction which was signed on June 8, 2015 and closed on November 23, 2015 will be accounted for using the acquisition method of accounting under the provisions of Accounting Standards Codification (“ASC”) 805, “Business Combinations”, (“ASC 805”). The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined balance sheet of GDEF and STG as of September 30, 2015 assumes the Business Combination had occurred on that date. Such pro forma information is based upon the unaudited historical balance sheet of GDEF and unaudited historical consolidated balance sheet of STG as of September 30, 2015.

The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2015 and for the year ended December 31, 2014 assumes the Business Combination had occurred on January 1, 2014. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2015 is based upon the historical unaudited statement of operations of GDEF and the historical unaudited consolidated statement of income of STG for the nine months ended September 30, 2015. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2014 is based on the historical audited statement of operations of GDEF and the historical audited consolidated statement of income of STG for the year ended December 31, 2014.

The unaudited pro forma condensed combined financial statements are based on estimates and assumptions set forth in the notes to these financial statements, which have been made solely for purposes of developing this pro forma information. The unaudited pro forma consolidated financial statements are not necessarily an indication of the results that would have been achieved had such transactions been consummated as of the dates indicated or that may be achieved in the future. Furthermore, these pro forma condensed combined financial statements do not reflect changes which may occur as a result of post-Business Combination activities and other matters.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the historical financial statements and related notes of STG and GDEF, which are included as exhibits to this Current Report on Form 8-K.

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and has been prepared for informational purposes only. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Business Combination, (2) factually supportable and (3) with respect to the statement of operations, expected to have a continuing impact on the results of the post-combination company.

The following table summarizes the consideration, sources and uses for the Business Combination, and ownership interests:

US dollars in thousands
Cash consideration		$68,000
Stock consideration (1)		102,200
		$170,200
Public stockholders		783,422
Stock Dividend		739,077
STG stockholders - Stock consideration		9,023,360
STG stockholders – Promote shares received from GDEF at close		35,000
STG stockholders – Conversion Shares		658,513
STG stockholders – Stock Dividend		621,238
Sponsor - Shares held since IPO		2,279,564
Sponsor – Promote shares transferred to STG stockholders at close		(35,000)
Sponsor - Backstop		1,030,103
Sponsor - Stock Dividend		971,795
		16,107,072
% Non-public shares	%	90.6
Ownership interest of STG stockholders	%	64.2
Ownership interest of Sponsor	%	26.4
Ownership interest of public stockholders	%	9.4
Sources and Uses of Cash
Sources
Proceeds from debt financing		$81,750
Share consideration to STG		90,500
Equity from Public Capital Markets		7,448
Equity from Private Capital Markets - Sponsor		10,950
Equity from Private Capital Markets - STG stockholders		7,000
Satisfaction of Note receivable from STG stockholders		2,500
GDEF and STG cash balance at November 23, 2015		2,796
		$202,944
Uses
Cash consideration to STG stockholders		68,000
Share consideration to STG stockholders		90,500
STG stockholders – Conversion Shares		7,000
Estimated transaction fees and expenses		8,955
Repayment of GDEF affiliated debt		4,986
Repayment of GDEF liabilities		2,569
Cash Consideration Adjustment for Working Capital		6,793
Cash to Balance Sheet		14,141
		$202,944

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2015
(in thousands)

	GDEF – Historical	STG – Historical	Pro Forma Adjustments for Redemption, Merger, Recapitalization and Debt Financing	Notes	Pro Forma Adjustments Redemption	Notes	Pro Forma Combined Redemption
ASSETS
Current Assets
Cash and cash equivalents	$226	$5,814	$33,819	2a, 2b, 2f, 2g, 2i, 2m, 2l, 2n	(22,473)	2b, 2k	$17,385
Contract receivables, net	—	26,775					26,775
Investments held in Rabbi Trust	—	4,279	(4,279)	2j			—
Prepaid expenses and other current assets	20	1,021					1,041
Total current assets	246	37,889	29,540		(22,473)		45,201
Property and equipment, net	—	1,915					1,915
Goodwill	—	2,635	135,395	2a, 2e, 2h, 2o, 2p, 2q, 2r			138,030
Intangible assets, net	—	1,500	41,850	2p, 2q			43,350
Cash and investments held in Trust Account	63,914	—	(63,914)	2b			—
Other assets	—	83	5,338	2f			5,421
Total long-term assets	63,914	8,633	118,669		—		188,716
TOTAL ASSETS	$64,160	$44,022	$148,209		$(22,473)		$233,917
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Long-term debt, current portion	$—	$—	511	2f			511
Convertible promissory note to affiliate	2,607	—	(2,607)	2l			—
Accounts payable and accrued expenses	2,346	14,911	(2,346)	2l			14,911
Accrued payroll and related liabilities	—	9,599					9,599
Billings in excess of revenue recognized	—	288					288
Due to affiliate	1,465	—	(1,465)	2l			—
Deferred rent	—	122	(122)	2o			—
Total current liabilities	6,418	24,920	(6,029)		—		25,310

Unaudited Pro Forma Condensed Combined Balance Sheet – (continued)
As of September 30, 2015

(in thousands)

	GDEF – Historical	STG – Historical	Pro Forma Adjustments for Redemption, Merger, Recapitalization and Debt Financing	Notes	Pro Forma Adjustments Redemption	Notes	Pro Forma Combined Redemption
Long-term debt, net of current portion			81,239	2f			81,239
Deferred compensation plan	—	4,279	(4,279)	2j			—
Deferred equity underwriter fees	1,898	—	(1,898)	2i			—
Deferred income taxes	—	—	16,967	2h			16,967
Deferred rent	—	678	(678)	2o			—
Total long-term liabilities	1,898	4,957	91,352		—		98,206
TOTAL LIABILITIES	8,315	29,877	85,323		—		123,516
Redeemable securities	50,845	—	(50,845)	2k			—
STOCKHOLDERS’ EQUITY
Common stock	—	—	1	2c, 2m, 2n			1
Additional paid-in capital	11,742	10,391	119,610	2a, 2c, 2d, 2e, 2h, 2k, 2l, 2m, 2n	$(22,473)	2b, 2k	119,270
Retained earnings	(6,743)	3,754	(5,881)	2d, 2e, 2g			(8,869)
TOTAL STOCKHOLDERS’ EQUITY	5,000	14,145	113,731		(22,473)		110,401
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$64,160	$44,022	$148,209		$(22,473)		$233,917

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2015
(in thousands, except share and per share information)

	GDEF – Historical	STG – Historical	Pro Forma Adjustments for Redemption, Merger, Recapitalization and Debt Financing	Notes	Pro Forma Adjustments	Notes	Pro Forma Combined
Contract revenue	$—	$149,138					$149,138
Direct expenses	—	$102,224					102,224
Gross profit	—	46,914	—		—		46,914
Operating Expenses
Indirect and selling expenses	4,536	$40,933	$7,228	3c, 3d			52,697
Impairment of goodwill	—	2,064					2,064
Impairment of other intangible assets	—	906					906
Total Operating Expenses	4,536	43,903	7,228		—		55,667
Operating income (loss)	(4,536)	3,011	(7,228)		—		(8,753)
Other income (expense)
Other (expense) income, net	1	(259)					(258)
Interest expense	—	(43)	(6,110)	3a			(6,153)
Total other Income (expense)	1	(302)	(6,110)		—		(6,410)
Income (loss) before income taxes	(4,535)	2,709	(13,337)		—		(15,163)
Tax provision (benefit)			(5,935)	3b	—		(5,935)
Net income (loss)	$(4,535)	$2,709	$(7,403)		$—		$(9,228)
Net income (loss) per share available to common stockholders
Basic and diluted	$(1.26)	$2,438					$(0.57)
Weighted average number of common shares outstanding
Basic and diluted	3,601,715	1,111	12,504,246	4a			16,107,072

NOTE — basic and diluted is equivalent since there is a combined loss. The only common stock equivalents are the convertible related party notes which are non-interest bearing and are convertible into GDEF Common Stock at the greater of the 30-day average trading price or $10 per share. The assumed conversion price was the average daily trading price for December 1, 2014 through December 31, 2014 (the applicable 30-day period prior to January 1, 2015) of $10.27.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2014
(in thousands, except share and per share information)

	GDEF – Historical	STG – Historical	Pro Forma Adjustments for Redemption, Merger, Recapitalization and Debt Financing	Notes	Pro Forma Adjustments	Pro Forma Combined
Contract revenue	$—	$209,727				$209,727
Direct expenses	—	141,925				141,925
Gross profit	—	67,802	—		—	67,802
Operating Expenses
Indirect and selling expenses	2,145	61,286	$8,583	3c, 3d		72,014
Impairment of goodwill	—	5,117				5,117
Impairment of other intangible assets	—	1,811				1,811
Total Operating Expenses	2,145	68,214	8,583		—	78,942
Operating income (loss)	(2,145)	(412)	(8,583)		—	(11,140)
Other income (expense)
Other (expense) income, net	23	313				336
Interest expense	—	(70)	(8,124)	3a		(8,194)
Total other Income (expense)	23	243	(8,124)		—	(7,858)
Income (loss) before income taxes	(2,122)	(169)	(16,707)		—	(18,998)
Tax provision (benefit)			(7,409)	3b		(7,409)
Net income (loss)	$(2,122)	$(169)	$(9,298)		$—	$(11,583)
Net income (loss) per share available to common stockholders
Basic and diluted	$(0.62)	$(152.12)				$(0.72)
Weighted average number of common shares outstanding
Basic and diluted	3,399,156	1,111	12,706,805	4a		16,107,072

NOTE — basic and diluted is equivalent since there is a combined loss. The only common stock equivalents are the convertible related party notes which are non-interest bearing and are convertible into GDEF Common Stock at the greater of the 30-day average trading price or $10 per share. The assumed conversion price was the average daily trading price for December 1, 2013 through December 31, 2014 (the applicable 30-day period prior to January 1, 2014) of $10.05.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1.	Description of Transaction

Pursuant to the Business Combination Agreement, upon the effectiveness of the Business Combination shares of common stock of STG were exchanged for cash and validly issued shares of GDEF Common Stock paid and issued to the STG Stockholders. The Business Combination purchase price of $170.9 million was subject to working capital and other customary adjustments determined at the closing of the Business Combination in accordance with the terms of the Business Combination Agreement. The Business Combination occurred on November 23, 2015, the consideration paid to the STG Stockholders for their shares of STG common stock was $177.0 million, consisting of $68 million in cash (the “Cash Consideration”), $7 million in Conversion Shares (658,513 shares) and $90.5 million in common equity, or 8,578,199 shares, valued at approximately $10.55 per share, issued by GDEF, and $6.8 million of purchase price adjustments for cash on the balance sheet and net working capital differences between the estimated working capital at close and the targeted working capital of $10.1 million. GDEF issued to the STG Stockholders 445,161 shares ($4.7 million) of GDEF Common Stock held by the Sponsor that was contributed by the Sponsor to GDEF immediately prior to the closing of the transactions contemplated by the Business Combination Agreement.

In addition, at close, the Sponsor transferred to the STG Stockholders 35,000 shares of GDEF common stock immediately prior to closing the transaction.

If, immediately following the closing of the transaction, the share consideration was, in the aggregate, less than 56.7% of the outstanding shares of GDEF Common Stock, as of the closing, a portion of the Cash Consideration may have been exchanged for additional shares of GDEF Common Stock at a price of $10.55 per share, so that the STG Stockholders would own, in the aggregate, 56.7% of the outstanding shares of GDEF Common Stock following the closing of the Business Combination. In addition, in the event that the transaction otherwise did not qualify for the tax treatment described in the Business Combination Agreement, a portion of the Cash Consideration would have been exchanged for additional shares of GDEF Common Stock at a price of $10.55 per share, so that the STG Stockholders, the Sponsor and any other person who receives shares of GDEF Common Stock in connection with an equity financing completed in connection with the closing, would own 80% of the outstanding shares of GDEF Common Stock at closing. The Cash Consideration was increased by $5.9 million by the amount of estimated working capital and cash at close exceeding the defined threshold.

The Cash Consideration was paid using proceeds held in our Trust Account and the balance of the Cash Consideration was paid using proceeds from debt financing. The remainder of the proceeds from the debt financing will be used by GDEF to pay debt and transaction related expenses and for general corporate purposes after closing. GDEF finalized debt financing of $81.75 million at close, while remaining cash raised in the Company’s IPO and remaining in trust in the amount of $8.3 million was transferred from the Trust (as defined below) to GDEF at close. Shares redeemed at close amounted to 2,031,383 at $10.63 per share ($21.6 million).

On October 17, 2015, GDEF entered into an Amended and Restated Backstop Common Stock Purchase Agreement (the “Backstop Purchase Agreement”) with the Sponsor. The Backstop Purchase Agreement granted the Sponsor the right to purchase shares of GDEF Common Stock, at a price of $10.63 per share (the “Backstop Purchase”). The purchase right was exercisable only in the event, and to the extent, that the Company did not meet the Threshold Cash Amount. The term “Threshold Cash Amount” means $20,000,000 in cash available to the Company from (1) the Trust Account at the closing of the Business Combination following the payment in full to Public Stockholders who have requested to be redeemed in connection with the closing of the Business Combination, and (2) the payment of any aggregate purchase price for the Backstop Purchase. In connection with the closing of the Business Combination, the Sponsor purchased 1,030,103 shares for consideration of approximately $10.95 million.

GDEF declared a dividend of one share of GDEF Common Stock for every 1.06 shares of GDEF Common Stock payable to Stockholders of record immediately following the consummation of the Business Combination, which occurred on November 23, 2015. The Sponsor, with respect to the shares of GDEF Common Stock currently held by the Sponsor and any shares that may be acquired by the Sponsor upon any conversion of the convertible promissory notes currently held by the Sponsor, and STG Stockholders, have agreed to forfeit any Dividend Shares they would be entitled to in exchange for no consideration. The Sponsor did not forfeit any right to receive any Dividend Shares in respect of any shares it acquired pursuant to the Backstop Purchase and the STG Stockholders did not forfeit any right to receive Dividend Shares with respect to the Conversion Shares. Payment of the dividend was contingent upon the closing of the Business Combination and made as soon as practicable after close of the Business Combination.

On July 17, 2015, GDEF held a special meeting of stockholders (the “July Extension Meeting”). At the July Extension Meeting, the stockholders approved amendments to the Charter to extend the date by which the Company must consummate its initial business combination from July 24, 2015 to October 24, 2015. In accordance with our Charter, in connection with the July Extension Meeting and the approval of the amendments to the Charter, our Public Stockholders were entitled to redeem their GDEF Common Stock for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account, including any amounts representing interest earned on the Trust Account, less any interest released to GDEF to pay franchise or income taxes. Our stockholders redeemed 876,072 shares of GDEF Common Stock at a price of $10.55 per share, for a total redemption of approximately $9,242,560 that was effected on July 24, 2015.

In addition, in connection with the July Extension Meeting, on July 21, 2015, GDEF issued a non-interest bearing promissory note to the Sponsor for an aggregate of approximately $361,436. GDEF used the proceeds from the note to deposit $0.06 per share that was not redeemed in the Trust Account. In connection with the October Extension Meeting, on October 23, 2015, GDEF issued a non-interest bearing promissory note to the Sponsor for an aggregate approximately $56,300. GDEF used the proceeds from the note to deposit $0.02 per share that was not redeemed in the Trust Account. The notes will be repaid on the earlier of (1) November 24, 2015, or (2) immediately following consummation of GDEF’s initial business combination. After giving effect to the redemptions and the additional deposits, there was approximately $29,921,377 in the Trust Account as of October 30, 2015, or approximately $10.63 per public share. There were 3,209,123 shares redeemed at $10.61 per share.

In connection with the closing, GDEF’s public stockholders elected to redeem 2,031,383 shares of Common Stock pursuant to the terms of GDEF’s amended and restated certificate of incorporation, at a price per share of $10.63, resulting in a total payment to redeeming stockholders of $21,593,601.29.

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The estimated purchase price and the allocation of the estimated purchase price discussed below are preliminary. An independent third-party valuation firm assisted in performing a preliminary valuation. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the determination of the final aggregate consideration paid in connection with the Business Combination as a result of all adjustments set forth in the Business Combination Agreement and the final evaluation of STG’s tangible and identifiable intangible assets acquired and liabilities assumed. Such final adjustments may be material. The allocation is expected to occur within one year of the consummation of the Business Combination. The preliminary consideration and allocation of the purchase price to the fair value of STG’s assets acquired and liabilities assumed as if the acquisition date was September 30, 2015 is presented as follows (in thousands):

	Note	Amount
Calculation of consideration
Purchase price – cash consideration	(refer to 2 (a) below)	$68,000
Purchase price – share consideration	(refer to 2 (a) below)	102,200
Purchase price adjustments (cash and workings capital)	(refer to 2 (a) below)	6,793
Total consideration		$176,993
Recognized amounts of identifiable assets acquired and liabilities assumed
Book value of STG’s net assets	(refer to 2 (d), 2 (e) below)	$16,645
Less: Transaction costs incurred by STG	(refer to 2 (a) below)	(730)
Less: Historical STG goodwill	(refer to 2 (r) below)	(2,635)
Less: Historical STG intangible assets	(refer to 2 (p) below)	(1,500)
Add: Historical STG deferred rent liabilities	(refer to 2 (o) below)	800
		12,580
Fair value adjustments of net assets acquired
Identifiable intangible assets
Customer relationships	(refer to 2 (p) below)	28,480
Trade name	(refer to 2 (q) below)	14,870
Deferred tax liabilities – Identifiable intangible assets	(refer to 2 (h) below)	(16,967)
Goodwill	(refer to 2 (r) below)	$138,030

Notes to Unaudited Pro Forma Condensed Combined Financial Information

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments  – (continued)

Cash and cash equivalents — Merger, Recapitalization and Debt Financing

(US dollars in thousands)
Cash consideration – business combination	$(82,240)	(refer to 2 (a) below)
Cash from Trust Account (100%)	29,921	(refer to 2 (b) below)
Debt	81,750	(refer to 2 (f) below)
Estimated transaction fees and expenses	(8,955)	(refer to 2 (i) below)
Equity from Private Capital Markets - Sponsor	10,950	(refer to 2 (n) below)
Equity from Private Capital Markets - STG stockholders	7,000	(refer to 2 (n) below)
STG Shareholder loan	2,500	(refer to 2 (m) below)
Settlement of promissory note	(4,986)	(refer to 2 (l) below)
Settlement of accounts payable	(2,123)	(refer to 2 (l) below)
	$33,819

Pro forma adjustment to reflect the Business Combination, recapitalization and debt financing on the additional paid-in capital account balance is as follows:

Additional paid-in capital — Merger, Recapitalization and Debt Financing

(US dollars in thousands)
Share consideration – business combination	$95,200	(refer to 2 (a) below)
Redemption of shares	(33,992)	(refer to 2 (b) below)
Elimination of additional paid-in capital of STG	(10,391)	(refer to 2 (d) 2 (e) below)
Share consideration (9,023,360 shares issued to STG)	(1)	(refer to 2 (c) below)
Equity from Private Capital Markets - Sponsor	10,950	(refer to 2 (n) below)
Equity from Private Capital Markets - STG stockholders	7,000	(refer to 2 (n) below)
Redeemable securities	50,845	(refer to 2 (k) below)
	$119,610

Pro forma adjustment to reflect the Business Combination, recapitalization and debt financing on the retained earnings account balance is as follows for all the scenarios:

Retained earnings — Merger, Recapitalization and Debt Financing

(US dollars in thousands)
Transaction fees of buyer	$(1,719)	(refer to 2 (g) below)
Reversal of seller transaction fees paid at closing	730	(refer to 2 (a) below)
GDEF operating expenses	(1,138)	(refer to 2 (l) below)
Termination of retained earnings of STG (S-election)	(3,754)	(refer to 2 (d), 2 (e) below)
	$(5,881)

Notes to Unaudited Pro Forma Condensed Combined Financial Information

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments  – (continued)

(a)	Assuming a September 30, 2015 transaction date, the total consideration is (i) $68.0 million for the Cash Consideration, $7 million in Conversion shares (658,513 shares), and a $6.8 million adjustment for cash and estimated working capital surplus; (ii) $90.5 million in common equity for 8,578,199 newly issued shares at $10.55 per share. In addition, GDEF issued to the STG Stockholders 445,161 shares ($4.7 million) of GDEF Common Stock held by the Sponsor that were contributed by the Sponsor to GDEF immediately prior to the closing of the transactions contemplated by the Business Combination Agreement. Transaction fees of approximately $7.1 million and underwriting fees of $1.9 million are settled at close of the transaction and deducted from cash. STG transaction costs of approximately $0.7 million will be paid out of the STG’s proceeds. There is no impact on the pro forma adjustments for these costs.

(b)	72.2% of the Trust balance was paid to public stockholders who redeemed their common stock, with 27.8% ($8.3 million) of the Trust utilized to pay the deferred underwriters’ fees and a portion of the Cash Consideration for the Business Combination. The remaining cash in the Trust, $21.6 million, was paid to stockholders to satisfy the redemption of common shares. Our stockholders redeemed 876,072 shares of GDEF Common Stock at a price of $10.55 per share, for a total redemption of approximately $9.2 million that was effected on July 24, 2015. In addition, in connection with the July Extension Meeting, on July 21, 2015, GDEF issued a non-interest bearing promissory note to the Sponsor for an aggregate of approximately $361,436. GDEF used the proceeds from the note to deposit $0.06 per share that was not redeemed in the Trust. In connection with the October Extension Meeting, on October 23, 2015, GDEF issued a non-interest bearing promissory note to the Sponsor for an aggregate approximately $56,300. GDEF used the proceeds from the note to deposit $0.02 per share that was not redeemed in the Trust. The notes were repaid immediately following consummation of GDEF’s business combination. After giving effect to the redemptions and the additional deposits, there was approximately $29,921,377 in the Trust as of October 30, 2015, or approximately $10.63 per public share. There were 3,209,123 shares redeemed at $10.61 per share.

(c)	As part of the equity consideration, up to 9,023,360 shares of GDEF will be issued to STG at a par value of $0.0001 per share.

(d)	Represents the elimination of STG’s historic common stock, additional paid-in capital, and retained earnings due to the Business Combination.

(e)	Reflects the acquisition of STG’s net assets as of September 30, 2015.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments  – (continued)

(f)	Represents borrowings of $81.75 million under a new term loan agreement. In connection with financing, debt issuance costs are capitalized and amortized on a straight line basis over the term of an agreement. For illustrative purposes, we have capitalized an estimated level of expenses and used the lower end of a 5 – 8 year range for the amortization period. Additionally, to show the impact of interest expense in the pro forma financial presentation, we have assumed an interest rate of 8.8% for illustrative purposes only, based upon the terms of the credit agreement of US LIBOR (with a floor of 1%) rate plus 7.8% .

(g)	Represents the amount of estimated GDEF related transaction costs. The unaudited pro forma condensed combined balance sheet reflects these costs as a reduction of cash with a corresponding decrease in retained earnings. These costs are not included in the pro forma statement of operations as they are directly related to the Business Combination and will be non-recurring.

(h)	Represents $17.0 million being the deferred tax liability incurred on recognizing the identifiable intangible assets of customer relationships and trade name.

(i)	Adjustment to pay (1) financing fees, (2) estimated GDEF transaction fees and expenses and (3) the deferred underwriters’ fees in cash. In accordance with the underwriters’ agreement with GDEF, the fees were paid upon consummation of the Business Combination.

(j)	Adjustment to pay the deferred compensation plan participants at the time of the Business Combination. There are related investments held in a Rabbi Trust ($4.3 million) that are expected to be used to fund the payments to the participants. The investments will be liquidated in full at closing of this Business Combination.

(k)	At the time of issuance, certain shares of GDEF Common Stock were subject to a possible redemption and, as such, an amount of $50.8 million was classified outside of the equity section in the GDEF historical balance sheet.

(l)	Represents the settlement of the promissory notes owing to affiliate ($5.0 million and accounts payable and accrued expenses ($2.6 million)).

Notes to Unaudited Pro Forma Condensed Combined Financial Information

2. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments  – (continued)

(m)	The amount due under the shareholder loan was netted against the proceeds paid to the sellers at closing of the Business Combination.

(n)	Represents the Amended and Restated Backstop Common Stock Purchase Agreement (the “Backstop Purchase Agreement”) entered into by GDEF with the Sponsor and STG stockholders. The Backstop Purchase Agreement grants the Sponsor and STG stockholders the right to purchase shares of GDEF Common Stock, at a price of $10.63 per share (the “Backstop Purchase”).

(o)	Represents the write-down of STG deferred rent liabilities due to the application of the acquisition method of accounting.

(p)	Represents the increase in the carrying value of customer relationships by $27.0 million to reflect their estimated fair value of $28.5 million. The fair value estimate of the customer relationships is preliminary and was determined using an income-based approach. This approach evaluates the percent worth of the future estimated economic benefits that accrue to the investors. The present value of expected future cash flows indicates the fair value of the asset. Customer relationships are expected to be amortized over a period of approximately 8 years on an accelerated basis in line with expected attrition.

(q)	Represents the increase in the carrying value of the trade name by $14.9 million to reflect the estimated fair value of $14.9 million. The fair value estimate of the trade name is preliminary and was determined using the relief from royalty method which is a variation of an income-based approach. This approach utilizes the percent value of hypothetical royalty streams to provide an estimate of the fair value of the asset. The trade name is expected to have a definite life and be amortized over a period of 15 years.

(r)	Prior to the Business Combination, STG’s historical goodwill totaled $2.6 million. As a result of the Business Combination, goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The acquisition of STG by GDEF as of September 30, 2015 would have resulted in a net increase in goodwill of $129.8 million to $133.3 million.

3. Unaudited Pro Forma Condensed Combined Statements of Operations Adjustments

(a)	Represents interest expense of approximately $6.1 million and $8.2 million, for the nine months ended September 30, 2015 and for the year ended December 31, 2014, respectively, on borrowings of $81.75 million under the Credit Agreement entered into at the consummation of the Business Combination.

(b)	Represents the income tax effect of the pro forma adjustments related to the Business Combination of GDEF and STG calculated using the U.S. statutory income tax rate of 35% and U.S. state tax rates, for a blended rate, for the nine months ended September 30, 2015 and for the year ended December 31, 2014 of 39.14% and 39.05%, respectively. The effective tax rate of the combined company could be significantly different depending on the mix of post-Business Combination income and other activities.

(c)	Represents the elimination of STG’s historic amortization expense.

(d)	To record pro forma amortization expense on the portion of the purchase price allocated to identifiable intangible assets. The estimated amortization expense on the customer relationships and trade names for the year ended December 31, 2014 is estimated to be $7.1 million and $1.5 million respectively based on the preliminary fair value of $28.5 million and $14.9 million and the estimated useful lives of 8 years and 15 years. Amortization expense for the nine months ended September 30, 2015 is estimated to be $6.1 million for customer relationships and $1.1 million for trade names.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

4. Earnings per Share

(a)	The unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historic GDEF weighted average number of shares outstanding of 16,107,072 for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively, adjusted by 9,023,360 shares issued to STG Stockholders, and further adjusted to reflect the redemptions, the Backstop Purchase, the Stock Dividend, and the Conversion Shares. The weighted average shares amount to 16,107,072 at September 30, 2015 and December 31, 2014, for 72.2% redemptions of common stock representing the total number of shares outstanding as of close of the Business Combination.

The convertible promissory note with the affiliate was not converted at the consummation of the Business Combination and settled in full therefore having no effect on the weighted number of shares in the earnings per share calculation. This adjustment includes total equity consideration upon consummation of the Business Combination of 8,578,199 shares of GDEF Common Stock and 445,161 shares held by the Sponsor that were contributed by the Sponsor to GDEF immediately prior to the closing of the Business Combination. In addition, at close, the Sponsor issued to STG Stockholders 35,000 shares of GDEF common stock immediately prior to closing the Business Combination.

The following table presents information used in the unaudited pro forma condensed combined financial information and the notes thereto, and other supplementary unaudited pro forma condensed combined financial information relevant to each of the scenarios presented that could result in consummation of the Business Combination:

Weighted average and ending share calculation, basic and diluted	# Shares
Public stockholders	783,422
Stock Dividend	739,077
STG stockholders - Stock consideration	9,023,360
STG stockholders - Promote shares received from GDEF at close	35,000
STG stockholders - Conversion Shares	658,513
STG stockholders - Stock Dividend	621,238
Sponsor - Shares held since IPO	2,279,564
Sponsor - promote shares transferred to STG stockholders at close	(35,000)
Sponsor - Backstop	1,030,103
Sponsor - Stock Dividend	971,195
Weighted average and ending shares, basic and diluted	16,107,072
Pro Forma Book Value Per Share calculation
Total shareholders’ equity	111,999
Ending shares, basic and diluted	16,107,072
Book Value Per Share or Pro Forma Book Value Per Share as of September 30, 2015	$6.95

Management’s Discussion and Analysis of Financial Condition and Results of Operations

Management’s Discussion and Analysis of Financial Condition and Results of Operations of STG for the years ended December 31, 2014, 2013 and 2012 is set forth in the Proxy Statement in the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of STG” beginning on page 192, which is incorporated by reference herein.

You should read the following management’s discussion and analysis for the quarters ended September 30, 2015 and 2014 together with STG’s audited and unaudited financial statements and the related notes included elsewhere or incorporated by reference in this Form 8-K. The following discussion and analysis should be read in conjunction with the “Selected Historical Financial Data of STG” and the accompanying financial statements and related notes included elsewhere in this Current Report on Form 8-K. The following discussion contains forward-looking statements that reflect STG’s future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside STG’s control. STG’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements.” In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Overview

STG provides specialist cyber, software and intelligence solutions to U.S. government organizations with a national security mandate. STG’s solutions are integral to national security-related programs run by more than 50 U.S. government agencies, including the Department of Defense, the Intelligence Community, the Department of Homeland Security, the Department of State and other government departments with national security responsibilities. STG’s programs are predominantly funded from base budgets and are essential to the effective day-to-day operations of its customers.

STG’s operational strength and track record has been established in securing highly sensitive, mission-critical national security networks, solving complex technology problems in mission-critical contexts and providing decision makers with actionable intelligence from multiple data sources.

STG specializes in three core areas of capability:

•	Cyber Security and Secure Information Systems — securing highly sensitive, mission-critical national security networks

•	Software Development, Systems and Services — solving complex problems in mission-critical contexts

•	Intelligence and Analytics — gathering and analyzing data from multiple sources to provide high quality, actionable intelligence across multiple contexts

Key Measures STG Uses to Evaluate Its Performance

EBITDA and Adjusted EBITDA

STG defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization and (gain)/loss on disposal of property, plant and equipment.

STG defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including long-lived asset impairment charges, formal cost reduction plans, excess and unutilized accruals, transactional legal fees, other professional fees and employee retention bonuses.

Management believes that Adjusted EBITDA provides a clear picture of STG’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. STG uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its core business areas or operations. STG’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and STG uses this measure to evaluate its operating performance and core business operating performance and to determine the level of incentive compensation paid to its employees. Adjusted EBITDA is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company’s operating performance required by U.S. GAAP. STG’s definition of Adjusted EBITDA used here may not be comparable to the definition of EBITDA or Adjusted EBITDA used by other companies. A reconciliation of income from net income to Adjusted EBITDA is as follows:

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss) (unaudited)

	For the three months ended September 30,		For the nine months ended September 30,
	2015	2014	2015	2014
Net income (loss)	$249	$2,772	$2,709	$5,417
State income taxes	(80)	(10)	202	348
Interest expense	24	9	34	32
Depreciation & Amortization	143	304	760	878
Amortization of intangible assets	198	156	594	468
Impairment of goodwill	2,064	—	2,064	—
Impairment of other intangible assets	906	—	906	—
EBITDA	$3,504	$3,231	$7,269	$7,143
Adjustments to EBITDA:
CEO expenses (1)	$106	$549	$1,069	$1,727
Excess rent expenses (2)	39	205	2,384	996
Excess business development costs (3)	—	583	—	1,827
Discontinued operations	—	322	—	1,501
Employee terminations & related costs (4)	599	732	2,208	2,265
Accruals and reserve adjustments (5)	—	(278)	221	(835)
Acquisition costs (6)	296	—	1,026	—
Cost plus contracts revenue adjustments (7)	(128)	(379)	(589)	(1,182)
Adjusted EBITDA	$4,416	$4,965	$13,588	$13,442

(1)	Salary, bonus and miscellaneous expenses directly related to Simon Lee, the Owner and Chairman of STG, and certain other family members. Management considers these expenses to be non-recurring, as Mr. Lee or his family members were not fully active in the business and will continue to not be active in an executive capacity post-closing. The compensation costs of STG’s president are included in the historical results.

(2)	Cost incurred in the unutilized lease space as well as the pro forma reduction in the price per square foot upon the business’ relocation to STG’s new facility in July 2015.

(3)	To reflect a plan implemented in 2015 to reduce the business development expenses to their appropriate level following implementation of the reduction plan.

(4)	Salary, fringe, bonus and severance for terminated employees included in two separate reductions in force in 2014 and 2015.

(5)	Reversal of excess accruals and unutilized provisions in the periods when the expenses were initially reflected in the financial statements.

(6)	Transaction costs associated with the Business Combination.

(7)	To adjust for the revenue effect of the above adjustments on cost-plus contracts.

Results of Operations

Three Months Ended September 30, 2015 Compared to Three Months Ended September 30, 2014

Selected Financial Information

The table below summarizes STG’s 2015 and 2014 revenues and income from operations for the three months ended September 30, 2015 and 2014.

	Three Months Ended
	September 30, 2015	Increase/(Decrease)		September 30, 2014
(in millions, except percentages)		$	%
Contract revenue	$50.1	$(3.5)	(6.5)%	$53.6
Direct expenses	34.7	(1.9)	(5.3)%	36.6
Gross profit	15.4	(1.6)	(9.4)%	17.0
Indirect and selling expenses	11.7	(2.3)	(16.5)%	14.0
Impairment of goodwill	2.1	2.1	100.0%	0.0
Impairment of other intangible assets	0.9	0.9	100.0%	0.0
Operating income	0.6	(2.3)	88.5%	2.9
Other (expense) income, net	(0.4)	(0.3)	231.7%	(0.1)
Interest expense	-	-	-%	-
Net income	$0.2	$(2.6)	92.9%	$2.8

Revenue

In the three months ended September 30, 2015, revenue decreased by $3.5 million compared to the three months ended September 30, 2014. The decrease in revenue is primarily due to loss of the Drug Enforcement Administration contract in June 2015. This contract was solicited as a small-business set-aside and the small business prime contractor STG teamed with was not successful in winning the work. As of September 30, 2015, STG had total backlog of $391.7 million.

The table below summarizes STG’s revenue by customer for the three months ended September 30, 2015 and 2014.

	Three months ended September 30,
Revenue by customer	2015		2014
	(in thousands, except percentages)

Department of Defense	$22,429	44.8%	$22,313	41.6%
Department of State	16,736	33.4%	16,162	30.2%
Department of Homeland Security	3,962	7.9%	4,047	7.6%
Intel Community	2,796	5.6%	3,162	5.9%
Drug Enforcement Administration	0	0.0%	2,593	4.8%
Other Federal Civilian	4,158	8.3%	5,311	9.9%
	$50,081		$53,588

The Department of Defense continues to be STG’s largest customer with 44.8% of total revenue generated from this customer in the three months ended September 30, 2015 compared to 41.6% of total revenue in the three months ended September 30, 2014. Revenue by customer remained relatively consistent in the three months ended September 30, 2015 compared to the three months ended September 30, 2014, except for the loss of the Drug Enforcement Administration contract.

Time-and-materials contract revenue decreased by $4 million in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The decrease in time-and-materials contract revenue was driven by loss of the Drug Enforcement Administration contract ending in the second half of 2015.

The table below summarizes STG’s revenue by contract billing type for the three months ended September 30, 2015 and 2014.

	Three months ended September 30,
Revenue by Contract Type	2015		2014
	(in thousands, except percentages)
T&M	$15,635	31.2%	$19,689	36.7%
Fixed price	15,446	30.9%	13,533	25.3%
CPFF	19,000	37.9%	20,366	38.0%
	$50,081		$53,588

STG’s prime contract revenue percentage increased by 1.16% in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The increase was attributable to a Decision Systems Technologies, Inc. (“DSTI”) contract ending in the second half of 2014. STG continues to concentrate on to increasing its presence as a prime contractor on larger, more complex programs where it delivers services to customers by deploying its own staff and expertise.

The table below summarizes STG’s revenue by prime and subcontract type for the three months ended September 30, 2015 and 2014.

	Three months ended September 30,
Revenue – Prime and Subcontract	2015		2014
	(in thousands, except percentages)
Prime	$44,071	88.0%	$46,538	86.8%
Subcontract	6,010	12.0%	7,050	13.2%
	$50,081		$53,588

Direct Expenses and Gross Profit

Direct expenses consist of direct labor, subcontractors and consultants, and other direct costs. In the three months ended September 30, 2015, direct expenses decreased by $1.9 million compared to the three months ended September 30, 2014, primarily as a result of the Drug Enforcement Administration contract that ended in the second half of 2015. As a result, direct labor, and subcontractor and consultant costs decreased in the three months ended September 30, 2015, contributing to the 5% decline in direct costs compared to the three months ended September 30, 2014.

Gross profit decreased by $1.6 million in the three months ended September 30, 2015 compared to the three months ended September 30, 2014, due to the decrease in revenue. Gross profit margin for the three months ended September 30, 2015 was 30.7%, representing a decrease of 0.9% compared to the three months ended September 30, 2014. The decrease in gross profit margin was due to the loss of the Drug Enforcement Administration contract in the second half of 2015.

Indirect and Selling Expenses

Indirect and selling expenses decreased by $2.3 million or 16.4% in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. STG effected a cost reduction initiative to realign its cost base with the revenue it generates, resulting in a decrease of indirect and selling expenses in the three months ended September 30, 2015 compared to the three months ended September 30, 2014.

Impairment of Goodwill and Other Intangible Assets

In 2002, STG acquired DSTI and Seamast Incorporated (“Seamast”) as wholly-owned subsidiaries, which resulted in STG recording goodwill. Effective December 31, 2012, STG acquired Access Systems, which also resulted in STG recording additional amounts of goodwill. STG’s goodwill balance consists of the following (in thousands):

	DSTI	Seamast	Access	Total
Goodwill, January 1, 2013	$2,098	$1,898	$7,475	$11,471
Impairment loss	—	—	(1,655)	(1,655)
Goodwill, December 31, 2013	2,098	1,898	5,820	9,816
Impairment loss	(1,658)	—	(3,459)	(5,117)
Goodwill, December 31, 2014	$440	$1,898	$2,361	$4,699
Impairment loss	0	0	(2,064)	(2,064)
Goodwill, September 30, 2015	440	1,898	297	2,635

For the quarter ended September 30, 2015, STG recorded an impairment loss on Access Systems goodwill of $2.1 million and an impairment loss on Access Systems customer relationships of $1.0 million for quarter ended September 30, 2015. The primary methods used to measure the impairment losses for DSTI and Access Systems were the income method and the market approach. The impairment is primarily due to declining revenues and future cash flows generated for the DSTI and Access Systems reporting units.

Operating Income

Operating income was $0.7 million for the three months ended September 30, 2015 compared to $2.9 million in the three months ended September 30, 2014.

The decrease in indirect and selling expenses was partially offset by a decrease in revenue and gross profit in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The impairment loss on goodwill and other intangible assets decreased the operating income in the current quarter by $3.0 million. Operating income margin was 1% in the three months ended September 30, 2015, representing a decrease of 4% compared to the three months ended September 30, 2014.

Other Income (Expense)

Other income is principally comprised of earnings generated from the Rabbi (“Trust”). Other income decreased by $0.3 million in the three months ended September 30, 2015 due to overall market performance of the investments held in the Trust when compared to the three months ended September 30, 2014.

Interest Expense

Interest is incurred on the revolving credit facility used to fund working capital. In the three months ended September 30, 2015 and 2014, there was an immaterial amount of interest expense incurred due to minimal average outstanding balances on the revolving credit facility during each period.

Income Tax Expense

STG has elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code, which causes STG to not be subject to federal income tax (as well as most state income taxes) because all income of STG is taxed as income of its stockholders.

Operations in the Netherlands and Qatar are conducted through STG Netherlands, B.V. (“STG Netherlands”) and STG Doha, LLC (“STG Doha”). STG Netherlands and STG Doha are pass-through tax entities for U.S. income tax purpose, so that income of these entities is treated for U.S, income tax purposes in the same manner of STG’s own income. However, they operate foreign jurisdictions in which they may be taxed on their separate taxable income. Accordingly, STG records income tax liabilities as necessary for US jurisdictions that impose income taxes on S corporation and on income taxes on income that is taxable in Netherlands and Qatar to STG Netherlands and STG Doha. Any deferred income taxes are accounted for under the asset and liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts that are includible income or deductible for income tax purposes in a different period than they are accounted for in financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets may not be realized. Deferred tax assets and liabilities are adjusted for effects of changes in tax laws and rates on the date of enactment.

The acquisition of STG by the Company will be treated as a stock acquisition for federal income tax purposes, so that the tax basis of STG’s assets will not be adjusted for income tax purposes. For financial statement purposes, the acquisition of STG will be accounted for under “purchase accounting”, which will cause the carrying value of STG’s assets to be increased as if they had been purchased at the Closing in a taxable transaction. Correlative to this increase in carrying value, STG will be treated for financial statement purposes as having realized income on the Closing equal to the difference between the implicit value of its assets and their financial statement carrying value immediately before the Closing. Because no income tax will actually arise by reason of the acquisition of STG, the tax liability that would have arisen if STG had made a taxable sale of its assets will be recorded as a deferred tax liability. However, this tax liability would never be payable until and unless STG disposes of its assets in a taxable transaction. A portion of the deferred tax liability arising from the deemed sale of its assets will be eliminated as the excess of the financial statement carrying value of the STG assets is reduced by amortization of these assets for financial statement purposes.

As a result of the closing of the Business Combination, STG’s status as a subchapter S corporation terminated at that close of business on the day before the closing and STG became taxable as a regular “C corporation” under the Internal Revenue Code.  As a result of termination of STG’s subchapter S status, STG will be taxable at a cumulative federal and state tax rate in excess of 35% on its taxable income arising after the Closing.

Net Income

Net income decreased by $2.3 million or 92% in the three months ended September 30, 2015 compared to the three months ended September 30, 2014. The lower net income was primarily due to a $3.0 million non-cash impairment loss charge against goodwill and intangible assets.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

Selected Financial Information

The table below summarizes STG’s revenues and income from operations for the nine months ended September 30, 2015 and 2014.

	Nine Months Ended
	September 30, 2015	Increase/(Decrease)		September 30, 2014
(in millions, except percentages)		$	%
Contract revenue	$149.1	$(9.7)	(6.1)%	$158.8
Direct expenses	102.2	(5.4)	(5.0)%	107.6
Gross profit	46.9	(4.3)	(8.4)%	51.2
Indirect and selling expenses	40.9	(4.9)	(10.7)%	45.8
Impairment of goodwill	2.1	2.1	100.0%	0.0
Impairment of other intangible assets	0.9	0.9	100.0%	0.0
Operating income	3.0	(2.4)	(44.4)%	5.4
Other income, net	(0.3)	(0.3)	*
Interest expense	—	—	*	—
Net income	$2.7	$(2.7)	(50.0)%	$5.4

Revenue

In the nine months ended September 30, 2015, revenue decreased by $9.7 million compared to the nine months ended September 30, 2014. The decrease in revenue is primarily due to a reduction in Department of State Access Systems contracts and a Drug Enforcement Administration contract that ended in the second half of 2015.

The table below summarizes STG’s revenue by customer for the nine months ended September 30, 2015 and 2014.

	Nine months ended September 30,
Revenue by customer	2015		2014
	(in thousands, except percentages)
Department of Defense	$65,022	43.6%	$66,016	41.6%
Department of State	46,063	30.9%	49,406	31.1%
Department of Homeland Security	13,621	9.1%	11,942	7.5%
Intel Community	8,005	5.4%	9,979	6.3%
Drug Enforcement Administration	3,980	2.7%	7,601	4.8%
Other Federal Civilian	12,489	8.4%	13,857	8.7%
	$149,180		$158,801

The Department of Defense continues to be STG’s largest customer with 44% of total revenue generated from this customer in the nine months ended September 30, 2015 compared to 42% of total revenue in the nine months ended September 30, 2014. Revenue by customer remained relatively consistent in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, except for the decrease in revenue from the Department of State, which resulted from the loss of Access Systems contracts ending in the second half of 2014, and a decrease in revenue from a contract with the Drug Enforcement Administration that ended in the second half of 2015.

Time-and-materials contract revenue decreased by $8.6 million in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. The decrease in time-and-materials contract revenue was a result of an Access Systems contract ending in second half of 2014 as well as the Drug Enforcement Administration contract ending in the second half of 2015.

As of September 30, 2015, STG had total contract backlog of $391.7 million.

The table below summarizes STG’s revenue by contract billing type for the nine months ended September 30, 2015 and 2014.

	Nine months ended September 30,
Revenue by Contract Type	2015		2014
	(in thousands, except percentages)
T&M	$50,600	33.9%	$59,164	37.3%
Fixed price	43,792	29.4%	42,997	27.0%
CPFF	54,788	36.7%	56,639	35.7%
	$149,180		$158,800

STG’s prime contract revenue percentage increased by 2% in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. The increase was attributable to a DSTI subcontract contract ending in the second half of 2014. As a result, subcontract revenue decreased by $4.2 million in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. STG continues to concentrate on increasing its presence as a prime contractor on larger, more complex programs where it delivers services to customers by deploying its own staff and expertise. The table below summarizes STG’s revenue by prime and subcontract type for the nine months ended September 30, 2015 and 2014.

The table below summarizes STG’s revenue by prime and subcontract type for the nine months ended September 30, 2015 and 2014.

	Nine months ended September 30,
Revenue – Prime and Subcontract	2015		2014
	(in thousands, except percentages)
Prime	$131,722	88.3%	$137,120	86.4%
Subcontract	17,458	11.7%	21,681	13.6%
	$149,180		$158,801

Direct Expenses and Gross Profit

Direct expenses consist of direct labor, subcontractors and consultants, and other direct costs. In the nine months ended September 30, 2015, direct expenses decreased by $5.4 million compared to the nine months ended September 30, 2014, primarily as a result of subcontractors and direct labor being released off the Drug Enforcement Administration contract as well as Access Systems contracts which ended. As a result, direct labor and subcontractor and consultant fees both decreased in the nine months ended September 30, 2015, contributing to the 5.0% decline in direct costs compared to the nine months ended September 30, 2014.

Gross profit decreased by $4.2 million in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014, due to the decrease in revenue. Gross profit margin for the nine months ended September 30, 2015 was 31%, representing a decrease of 1% compared to the nine months ended September 30, 2014.

Indirect and Selling Expenses

Indirect and selling expenses decreased by $4.9 million or 10.7% in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. STG effected a cost reduction initiative to realign its cost base with the revenue it generates, resulting in a decrease of indirect and selling expenses compared to the nine months ended September 30, 2014.

Impairment of Goodwill and Other Intangible Assets

In 2002, STG acquired DSTI and Seamast Incorporated as wholly-owned subsidiaries, which resulted in STG recording goodwill. Effective December 31, 2012, STG acquired Access Systems, which also resulted in STG recording additional amounts of goodwill. STG’s goodwill balance consists of the following (in thousands):

	DSTI	Seamast	Access	Total
Goodwill, January 1, 2013	$2,098	$1,898	$7,475	$11,471
Impairment loss	—	—	(1,655)	(1,655)
Goodwill, December 31, 2013	2,098	1,898	5,820	9,816
Impairment loss	(1,658)	—	(3,459)	(5,117)
Goodwill, December 31, 2014	440	1,898	2,361	4,699
Impairment loss	—	—	(2,064)	(2,064)
Goodwill, September 30, 2015	$440	$1,898	$297	$2,635

For the nine months ended September 30, 2015, STG recorded an impairment loss on Access Systems goodwill of $2.1 million and an impairment loss on Access Systems customer relationships of $1.0 million for the nine months ended September 30, 2015, primarily due to declining profits on contracts. The primary methods used to measure the impairment losses for DSTI and Access Systems were the income method and the market approach. The impairment is primarily due to declining revenues and future cash flows generated for the DSTI and Access Systems reporting units.

Operating Income

Operating income was $2.7 million for the nine months ended September 30, 2015 compared to $5.4 million in the nine months ended September 30, 2014. Operating income included $3.0 million in non cash impairment loss charges related to goodwill and intangible assets, a $1.1 million one time non cash loss incurred on capitalized leasehold improvements written off due to STG moving premises in the nine months ended September 30, 2015, and a $0.7 million one time lease termination costs associated with subletting two of the floors on the previous premises at a loss to maturity of the agreement. The decrease in indirect and selling expenses was offset by a decrease in revenue and gross profit in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014.

Other Income (Expense)

Other income is principally generated from the Trust. Other income decreased by $0.3 million in the nine months ended September 30, 2015 due to overall market performance of the investment held in the Trust when compared to the nine months ended September 30, 2014.

Interest Expense

Interest is incurred on the revolving credit facility used to fund working capital. In the nine months ended September 30, 2015 and 2014, there was an immaterial amount of interest expense incurred due to minimal average outstanding balances on the revolving credit facility during each period.

Income Tax Expense

STG has elected to be treated as an S corporation under Subchapter S of the Internal Revenue Code, which causes STG to not be subject to federal income tax (as well as most state income taxes) because all income of STG is taxed as income of its stockholders.

Operations in the Netherlands and Qatar are conducted through STG Netherlands, B.V. (“STG Netherlands”) and STG Doha, LLC (“STG Doha”). STG Netherlands and STG Doha are pass-through tax entities for U.S. income tax purpose, so that income of these entities is treated for U.S, income tax purposes in the same manner of STG’s own income. However, they operate foreign jurisdictions in which they may be taxed on their separate taxable income. Accordingly, STG records income tax liabilities as necessary for US jurisdictions that impose income taxes on S corporation and on income taxes on income that is taxable in Netherlands and Qatar to STG Netherlands and STG Doha. Any deferred income taxes are accounted for under the asset and liability method. Deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the amounts that are includible income or deductible for income tax purposes in a different period than they are accounted for in financial statements. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more-likely-than-not that some portion or all of the deferred tax assets may not be realized. Deferred tax assets and liabilities are adjusted for effects of changes in tax laws and rates on the date of enactment.

The acquisition of STG by the Company will be treated as a stock acquisition for federal income tax purposes, so that the tax basis of STG’s assets will not be adjusted for income tax purposes. For financial statement purposes, the acquisition of STG will be accounted for under “purchase accounting”, which will cause the carrying value of STG’s assets to be increased as if they had been purchased at the Closing in a taxable transaction. Correlative to this increase in carrying value, STG will be treated for financial statement purposes as having realized income on the Closing equal to the difference between the implicit value of its assets and their financial statement carrying value immediately before the Closing. Because no income tax will actually arise by reason of the acquisition of STG, the tax liability that would have arisen if STG had made a taxable sale of its assets will be recorded as a deferred tax liability. However, this tax liability would never be payable until and unless STG disposes of its assets in a taxable transaction. A portion of the deferred tax liability arising from the deemed sale of its assets will be eliminated as the excess of the financial statement carrying value of the STG assets is reduced by amortization of these assets for financial statement purposes.

As a result of the closing of the Business Combination, STG’s status as a subchapter S corporation terminated at that close of business on the day before the closing and STG became taxable as a regular “C corporation” under the Internal Revenue Code.  As a result of termination of STG’s subchapter S status, STG will be taxable at a cumulative federal and state tax rate in excess of 35% on its taxable income arising after the Closing.

Net Income

Net income decreased by $2.5 million or 51% in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. The lower income was primarily due to the $3.0 million in impairment charges related to goodwill and other intangible assets, a $1.1 million one time loss incurred on capitalized leasehold improvements written off due to STG moving premises in the three months ended September 30, 2015, and a $0.7 million one time loss recognized on subletting two of the floors on the previous premises at a loss to maturity of the agreement.

Backlog

Backlog, both funded and unfunded at, September 30, 2015 and December 31, 2014, 2013 and 2012, is as follows:

	At September 30	At December 31
Backlog	2015	2014	2013	2012
Backlog	$391,729	$378,369	$431,249	$346,330

All of STG’s existing contracts may have funded and unfunded backlog, each of which is described below. The contract values and management’s estimated revenues do not include any task orders or ceiling value under ID/IQ contracts, except to the extent that task orders have been awarded to STG under those contracts.

STG defines total backlog as the amount of revenue it expects to realize (i) over the remaining base contract performance period and (ii) from the exercise of option periods that management reasonably believes will be exercised, in each case from signed contracts in existence as of the measurement date. STG also includes in backlog its estimates of revenue from future delivery orders on requirements and ID/IQ contracts. At times, STG’s estimates of future revenue on such contracts are less than the contract ceiling.

STG defines funded backlog as the portion of its total backlog for which funding is currently appropriated and obligated to it under a signed contract or task order by the purchasing agency, or otherwise authorized for payment to STG by a customer upon completion of a specified portion of work. STG’s funded backlog does not include the full potential value of its contracts, because Congress often appropriates funds to be used by an agency for a particular program or contract only on a yearly or quarterly basis, even though the contract may call for performance over a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract. Unfunded backlog is primarily unfilled firm and expected follow-on orders that have not yet met STG’s established funding criteria. STG’s established funding criteria require both authorizations by the customer as well as its management’s determination that there is little or no risk of the authorized funding being rescinded. For example, option years on an existing contract are within the customer’s budgetary and procurement plans and represent their plans to continue work on the contract. Those option years are not constituted as “funded backlog” until the customer provides written authorization for work within that period of performance, which is usually expressed in one year terms.

STG’s funded and unfunded backlog estimates are determined by analyzing a number of key factors and attributes for executed contracts, task orders or delivery orders. Based upon the result of STG’s analysis it establishes the expected revenue value for each of those contracts, task orders or delivery orders and report those results on a consolidated basis. See “ Risk Factors — Risks Related to the Business, Operations and Industry of STG” in the Proxy Statement. STG may not realize the full amount of its backlog, which could lower future revenue.

There can be no assurance that STG’s existing contracts will result in actual revenue in any particular period, or at all, or that any contract included in backlog will be profitable. There is a higher degree of risk in this regard with respect to unfunded backlog. The actual receipt and timing of any revenue is subject to various contingencies, many of which are beyond STG’s control. The actual recognition of revenue on contracts included in STG’s backlog may never occur or may change because a program schedule could change, the program could be cancelled, a contract could be reduced, modified, or terminated early, whether for the convenience of the government or otherwise; or an option that STG had assumed would be exercised could not be exercised. The primary risks that could affect timing and recognition of backlog-related contract revenue include: schedule changes, contract modifications, and STG’s ability to assimilate and deploy new staff against funded backlog; U.S. government cost cutting initiatives and other efforts to reduce spending, which could reduce or delay funding for orders for services; and delayed funding of STG’s contracts due to delays in the completion of the U.S. government’s budgeting process and the use of continuing resolutions by the U.S. government to fund its operations, as described under “ Risk Factors — Risks Related to the Business, Operations and Industry of STG” in the Proxy Statement. STG depends on U.S. government contracts for substantially all of its revenue. Changes in the contracting or fiscal policies of the U.S. government could adversely affect STG’s business, financial condition, results of operations and ability to satisfy its financial obligations and grow its business and STG may not realize the full amount of its backlog, which could lower future revenue.

Liquidity and Capital Resources

Prior to the Business Combination, STG maintained a $15 million revolving credit facility (the “Old Revolving Loan”). STG has had no borrowed funds other than its Old Revolving Loan, which in the past has been used to mobilize new project wins and abnormal fluctuations in the cash receipts and payments.

If STG is unable to generate sufficient funds from operations or raise additional capital, there could be material adverse effects on STG’s liquidity.

Nine Months Ended September 30, 2015 Compared to Nine Months Ended September 30, 2014

	Nine Months Ended
(in millions)	September 30, 2015	Variance	September 30, 2014
Cash flows provided by operating activities	$38.0	$11.7	$26.3
Cash flows used in investing activities	(1.4)	(.5)	(0.9)
Cash flows used in financing activities	(31.1)	(5.9)	(25.2)
Net increase in cash and cash equivalents	5.5	5.3	0.2
Cash and cash equivalents at beginning of period	0.3	0.1	0.2
Cash and cash equivalents at end of period	$5.8	$5.4	$0.4
Depreciation and amortization	0.8	0.2	0.9
Capital expenditures	(1.4)	(0.6)	(0.9)

Cash used in operating activities

Operating cash flows are primarily affected by STG’s ability to invoice and collect from its clients in a timely manner, its ability to manage its vendor payments, the overall profitability of its contracts and its cash interest expense. Customers are mostly billed monthly after services are rendered. In the nine months ended September 30, 2015, STG generated $38.0 million in cash from operations compared to the $26.3 million of cash it generated for the same period in 2014.

In the first nine months of financial year 2015, operating income when adjusted for the non cash goodwill and contracts rights impairments loss totaling $3.0 million, lease termination cost of $.7 million, and the loss on disposal of property and equipment of $1.1 million, increase by $2.1 million over the prior year. Improved collections for $3.7 million and accounts payables management of $5.4 million resulting in a $11.7 million difference in operating cash flow. Interest per annum remained consistent with that for the same period in 2014.

In the nine months ended September 30, 2015, STG collected $122.3 million of the $149.1 million of revenue generated in the first nine months of 2015 receivables, representing 82% of the revenue recognized. In the nine months of 2014, STG collected $111.3 million which was 70% of the $158.8 million in revenue recognized that half. Therefore, STG collected its revenue at the higher pace in the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014. STG expects to be able to sustain collections consistent with revenue performance.

STG computes accounts receivable days sales outstanding based on trailing twelve-month revenue. Days sales outstanding decreased by 8 days from 56 days as of September 30, 2014, to 48 days as of September 30, 2015. Days sales outstanding includes unbilled receivables in the calculation.

Cash used in investing activities

STG uses some of its cash to invest in equipment and software, leasehold improvements and internally-developed software. During each of the nine months ended September 30, 2015 and 2014, $0.8 million was spent for these types of capital expenditures.

STG expects its investing activities and capital expenditures on equipment and software to continue at comparable levels for the balance of 2015. In moving to new premises in September 2015, an investment of $1.3 million is expected to be expended on leasehold improvements in the second half of 2015.

Cash used in financing activities

The existing revolving credit facility balance (excluding letters of credit) was zero as of September 30, 2015 and $3.9 million at September 30, 2014. Net Payments of $13.5 million and $16.1 million were made against the revolving credit facility in the first nine months of 2015 and 2014.

Debt and covenant compliance

STG does not have any outstanding long term debt as of September 30, 2015. However, upon consummation of the Business Combination, STG entered into a debt financing agreement for $81.75 million to assist in financing this transaction together with any future acquisitions.

STG’s Old Revolving Loan as of September 30, 2015 requires the payment of administration fees and for STG to be in compliance with certain financial covenants, including the maintenance of a debt service coverage ratio, funded debt to EBITDA ratio, restriction on certain annual capital expenditures, and minimum EBITDA maintenance. As of September 30, 2015, STG was in compliance with these covenants. The Old Revolving Loan was terminated at the consummation of the Business Combination.

Capital Resources

STG believes that its cash balances, investment securities, operating cash flows, and funds available under the new debt financing arrangement upon the Business Combination, will, when taken together, provide adequate resources to fund operations, acquisitions, future expansion opportunities, and capital expenditures for at least twelve months, as well as to meet the covenants in the new debt financing agreement and the New Revolving Loan and to make required payments.

Short-term borrowings

When required for working capital purposes, STG has borrowed funds under the Old Revolving Loan. STG’s Old Revolving Loan borrowings had an interest rate of U.S. LIBOR plus 186 basis points (as of December 31, 2014).

STG may use its New Revolving Loan or any new sources of borrowings, as needed, to fund its anticipated cash requirements. STG currently expects that it will not maintain a balance on the New Revolving Loan for extended periods.

If the federal government were to implement further changes to its current payment practices, as a result of sequestration, budget cuts, policy changes, government shut downs, or otherwise, STG might have to use its New Revolving Loan to a more significant extent than currently expected. Delays in the government payment cycle could adversely affect STG’s short-term cash flows and increase its interest expense if it needs to use its New Revolving Loan to borrow larger amounts more frequently than it has in the past or currently plan to do in the future. The Old Revolving Loan was terminated upon the consummation of the Business Combination.

The following table summarizes the activity under STG’s revolving credit facility for the nine months ended September 30, 2015 and 2014, not including issued and outstanding letters of credit:

	Period Ended September 30,
Short term borrowings	2015	2014
	(in millions)
Balance – beginning of period	$13.5	$20.0
Net revolving credit facility repayments	(13.5)	(16.1)
Net change in revolving credit facility balance payable	$0.0	$3.9

Cash Management

To the extent possible, STG invests its available cash in short-term, investment grade securities with the priorities of maintaining the safety of STG’s principal, maintaining the liquidity of its investments, maximizing the yield on its investments and investing its cash to the fullest extent possible. Cash and cash equivalents include cash on hand, amounts due from banks and short term investments with maturity dates of three months or less at the date of purchase.

Contingent obligations

From time to time STG may be involved in litigation in the normal course of its business. STG’s management does not expect that the resolution of these matters would have a material adverse effect on STG’s business, operations, financial condition or cash flows.

STG has no other contingent obligations.

Related Party Transactions

A company owned by a party related to the majority stockholder of STG is a subcontractor to STG on various contracts. As of September 30, 2015 and December 31, 2014, amounts due from this entity relating to work performed under subcontracts totaled $0.02 million and $0.01 million, respectively. STG recorded revenue of $0.1 million through September 20, 2015. STG also recorded direct costs of $0.1 million, $0.6 million, $0.4 million and $0.2 million for the period ended September 30, 2015 and the years ended December 31, 2014, 2013, and 2012, respectively, relating to such work performed.

STG issued a note receivable to a stockholder on September 15, 2015, for $2.5 million. The note bears interest at 2.35%. The note was satisfied on the closing of the business combination with GDEF.

Off-Balance Sheet Arrangements

STG accounts for operating leases entered into in the routine course of business in accordance with ASC 840 Leases. STG has no off-balance sheet financing arrangements other than operating leases and a letter of credit under the Old Revolving Loan in the amount of $0.4 million. STG has no relationship with any unconsolidated or special purpose entity and has not issued any guarantees.

Contractual Obligations

Other contractual obligations which will impact STG’s cash flow include:

	Payments Due by Period
	Total	2015	2016 – 2017	2018 – 2019	Thereafter
Operating lease obligations	$8,434	2,527	2,782	2,180	945
Total	$8,434	$2,527	$2,782	$2,180	$945

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information known to the Company regarding beneficial ownership of shares of common stock of the Company as of the Closing Date, after giving effect to the Stock Dividend (as defined below), by:

•	each person who is the beneficial owner of more than 5% of the outstanding shares of the Company’s common stock;

•	each of the Company’s executive officers and directors; and

•	all executive officers and directors of the Company as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

Beneficial ownership of common stock of the Company is based on 16,107,071 shares of common stock of the Company issued and outstanding as of November 23, 2015, the date the Business Combination was consummated, after giving effect to the stock dividend (the “Stock Dividend”) of one share for every 1.06 shares of stock owned by each record holder of shares of the Company’s common stock as of the record date of November 23, 2015.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Shares of Common Stock Beneficially Owned
	Number	Percent(1)
Global Defense & National Security Holdings LLC (2)	4,246,462	26.4%
Julie Lee (3)	986,258	6.2%
Simon S. Lee Management Trust (4)	8,319,080	51.6%
Officers and Directors
Damian Perl (2)	4,246,462	26.4%
Paul Fernandes	-	-
Charles L. Cosgrove	-	-
Simon S. Lee (4)	9,351,852	57.9%
Glenn W. Davis, Jr.	-	-
Keith Lynch	-	-
Hon. David Gompert	-	-
Vice Adm. (ret.) Robert Murrett	-	-
Hon. Ronald R. Spoehel	-	-
Dale R. Davis	-	-

(1)           Based on a total of 16,107,071 shares of GDEF’s common stock issued and outstanding on November 23, 2015, after giving effect to the Stock Dividend.

(2)           Global Defense & National Security Holdings LLC, our Sponsor, is the record holder of all of these shares. Mr. Perl, a Director, is the ultimate beneficial owner of Global Defense & National Security Holdings LLC and has beneficial ownership of Global Defense & National Security Holdings LLC’s interests in GDEF. The business address of our Sponsor is 11921 Freedom Drive, Suite 550, Two Fountain Square, Reston, Virginia 20190. The Schedule 13D/A filed by the Sponsor and Mr. Perl on November 25, 2015 (the “Schedule 13D/A”), states that the Sponsor and Mr. Perl may be deemed part of a “group” with (i) Simon S. Lee Management Trust, Simon Lee Family Trust, AHL Descendants Trust, JSL Descendants Trust and Brian Lee Family Trust (the “Stockholder Trusts”), who are the other stockholders party to the Voting Agreement, (ii) Simon S. Lee, as Trustee of the Simon S. Lee Management Trust, the JSL Descendants Trust and the Brian Lee Family Trust and (iii) Julie S. Lee, as Trustee of the Simon Lee Family Trust and the AHL Descendants Trust. As a result, the Sponsor and Mr. Perl may be deemed to beneficially own the 10,338,110 shares owned by the other group members. The Sponsor and Mr. Perl disclaim beneficial ownership of such shares.

(3)           Julie Lee is Trustee for the Simon Lee Family Trust (493,129 shares) and the AHL Descendants Trust (493,129 shares). The Schedule 13D/A states that the Ms. Lee may be deemed part of a “group” with (i) the Stockholder Trusts, (ii) Simon S. Lee, as Trustee of the Simon S. Lee Management Trust, the JSL Descendants Trust and the Brian Lee Family Trust and (iii) the Sponsor and Mr. Perl. As a result, Ms. Lee may be deemed to beneficially own the 13,598,314 shares owned by the other group members. Ms. Lee disclaims beneficial ownership of such shares.

(4)           Simon S. Lee is Trustee for the Simon S. Lee Management Trust (8,319,080 shares), JSL Descendants Trust (521,039 shares) and Brian Lee Family Trust (511,733 shares). The Schedule 13D/A states that the Mr. Lee may be deemed part of a “group” with (i) the Stockholder Trusts, (ii) Julie S. Lee, as Trustee of the Simon Lee Family Trust and the AHL Descendants Trust and (iii) the Sponsor and Mr. Perl. As a result, Mr. Lee may be deemed to beneficially own the 5,232,720 shares owned by the other group members. Mr. Lee disclaims beneficial ownership of such shares.

Directors and Executive Officers

Information with respect to the Company’s directors and executive officers immediately after the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “GDEF Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Business Combination” beginning on page 148 of the Proxy Statement, which is incorporated herein by reference, as supplemented below.

On November 13, 2015, Vice Adm. (ret.) Robert Murrett and the Hon. David Gompert were elected to serve as Class I directors effective upon consummation of the Business Combination, with terms expiring at the Company’s annual meeting of stockholders in 2016, the Hon. Ronald R. Spoehel was elected to serve as a Class II director, with a term expiring at the Company’s annual meeting of stockholders in 2017, and Damian Perl and Simon S. Lee were elected to serve as Class III directors, with initial terms expiring at the 2017 annual meeting of the stockholders. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “GDEF Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Business Combination” beginning on page 148 of the Proxy Statement, which is incorporated herein by reference.

In connection with the closing, Messrs. Murrett, Gompert and Spoehel were appointed as the members of the Company’s Audit Committee, Nominating Committee and Compensation Committee. Information with respect to the Company’s Audit Committee, Nominating Committee and Compensation Committee is set forth in the Proxy Statement in the section entitled “GDEF Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Business Combination” beginning on page 148 of the Proxy Statement.

In connection with the closing, Paul A. Fernandes was appointed President, Charles L. Cosgrove was appointed Chief Financial Officer, Glenn W. Davis, Jr. was appointed Senior Vice President, Defense Sector, Keith Lynch was appointed Vice President of Finance & Accounting and Simon S. Lee was appointed Chairman of the Board of Directors. Biographical information for these individuals is set forth in the Proxy Statement in the section entitled “GDEF Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Business Combination” beginning on page 148 of the Proxy Statement.

In connection with the closing, Dale R. Davis resigned from his position as a director. In addition, upon the closing, Dale R. Davis, Frederic Cassis, Craig Dawson and Gavin Long resigned as officers of the Company. Mr. Davis was subsequently retained as Chief Integration Officer as described below.

Appointment of Dale R. Davis

On November 30, 2015, Dale R. Davis was appointed as our Chief Integration Officer. Information regarding Mr. Davis is set forth below:

Dale R. Davis, Chief Integration Officer

Mr. Davis served as the Company’s Chief Executive Officer, President and Director from July 2013 to November 2015. From 2010 through July 2013, he was employed by Global Strategies Group as Executive Vice President (Operations), and he was a member of the executive board. Mr. Davis’ role within GLOBAL also included oversight of GLOBAL corporate development.

Name	Age	Position
Dale R. Davis	54	Chief Integration Officer

Executive Compensation

The compensation of our executive officers is generally described in the Proxy Statement in the section entitled “GDEF Executive Officers, Directors, Executive Compensation and Corporate Governance Following the Business Combination” beginning on page 148, which is incorporated herein by reference. The compensation of STG’s named executive officers before the Business Combination is set forth in the Proxy Statement in the section entitled “Executive Officers, Directors, Corporate Governance and Executive Compensation of STG” beginning on page 189, which is incorporated herein by reference.

On November 13, 2015, the stockholders of the Company approved the 2015 Omnibus Incentive Plan (the “Plan”), effective upon the consummation of the Business Combination. The description of the Plan set forth in the section entitled “The Incentive Plan Proposal” beginning on page 121 of the Proxy Statement is incorporated herein by reference. A copy of the full text of the Plan is filed as Exhibit 10.16 to this Current Report on Form 8-K and is incorporated herein by reference.

Certain Relationships and Related Transactions

The description of certain relationships and related transactions is included in the Proxy Statement in the section entitled “Certain Relationships and Related Transactions” beginning on page 192, which is incorporated herein by reference.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Registration Rights Agreement,” “Item 1.01. Entry into a Material Definitive Agreement—Voting Agreement,” and “Item 1.01. Entry into a Material Definitive Agreement—Employment Agreements” of this Current Report on Form 8-K is incorporated herein by reference.

Independence of Directors

The description of director independence set forth in “GDEF Executive Officers, Directors, Executive Compensation and Corporate Governance Prior to the Business Combination – Director Independence” set forth in the Proxy Statement is herein incorporated by reference.

Legal Proceedings

Information about legal proceedings is set forth in the Proxy Statement in the section entitled “STG’s Business—Legal Proceedings” beginning on page 188, which is incorporated herein by reference.

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

Information about the market price, number of stockholders and dividends for the Company’s securities is set forth in the Proxy Statement in the section entitled “Price Range of Securities and Dividends” beginning on page 198, which is incorporated herein by reference, as supplemented below. As of the Closing Date, there were approximately 8 holders of record of the Common Stock.

The Company’s securities currently trade on the OTC Pink Current Information tier of the over-the-counter market, as a result of the delisting of the Company’s securities from The NASDAQ Capital Market.

In connection with the closing of the Business Combination, the Company’s common stock trading symbol will be changed to “STGG”.

Recent Sales of Unregistered Securities

On the Closing Date, the Company conducted the private placement of 1,030,103 shares of Common Stock pursuant to the Second Amended and Restated Backstop Purchase Agreement, dated November 23, 2015, by and between the Company and the Sponsor, at a price of $10.61 per share, for gross proceeds to the Company of approximately $10,950,000 in reliance upon an exemption from registration under the Securities Act, by reason of Section 4(a)(2) and Rule 506.

In addition, the Company sold 9,681,873 shares to the STG Stockholders in a private placement pursuant to the Business Combination Agreement in reliance upon an exemption from registration under the Securities Act, by reason of Section 4(a)(2) and Rule 506.

Description of the Company’s Securities

A description of the Company’s common stock and the Company’s warrants is included in the Proxy Statement in the section entitled “Description of GDEF Securities” beginning on page 194, which is incorporated by reference herein.

The Company has authorized 110,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, $0.0001 par value per share, and 10,000,000 shares of preferred stock, $0.0001 par value per share. As of the Closing Date following the redemption, and before giving effect to the one for 1.06 Stock Dividend with a record date on the Closing Date, there were 13,774,962 shares of the Company’s common stock issued and outstanding, and no shares of preferred stock outstanding. As of the Closing Date, there were approximately 8 holders of record of the Common Stock. Such numbers do not include DTC participants or beneficial owners holding shares through nominee names.

Indemnification of Directors and Officers

Information about the indemnification of the Company’s directors and officers is set forth in the Proxy Statement in the section entitled “The Business Combination Agreement – Indemnification of Officers and Directors” on page 107 and in Amendment No. 4 to GDEF’s Registration Statement on Form S-1 (File No. 333-191195) filed with the SEC on October 22, 2013, in the section entitled “Limitation on Liability and Indemnification of Officers and Directors” beginning on page 89, which are incorporated herein by reference.

Financial Statements and Supplementary Data

The historical financial statements (and accompanying notes) of STG identified in Section (a) under “Item 9.01 Financial Statements and Exhibits of this Current Report on Form 8-K are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement—Credit Agreements” is incorporated in this Item 2.03 by reference.

Item 5.01. Changes in Control of the Registrant.

The disclosure set forth under “Introductory Note,” “Item 1.01. Entry into a Material Definitive Agreement” and “Item 2.01. Completion of Acquisition or Disposition of Assets” above is incorporated in this Item 5.01 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Information with respect to the Company’s directors and executive officers immediately after and in connection with the consummation of the Business Combination is set forth in the Proxy Statement in the section entitled “Executive Officers, Directors, Corporate Governance and Executive Compensation of STG—Potential Payments Upon Termination or Change in Control” on page 194, which is incorporated herein by reference.

The information set forth under “Item 2.01. Completion of Acquisition or Disposition of Assets—Directors and Executive Officers,” “—Executive Compensation” and “—Director Compensation” of this Current Report on Form 8-K is incorporated herein by reference.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On November 13, 2015, the GDEF stockholders approved an amendment to the Company’s amended and restated certificate of incorporation (the “Amended and Restated Certificate of Incorporation”), contingent upon consummation of the Business Combination. A description of that amendment is set forth in “The Post-Business Combination Charter Proposal” and “The Corporate Purpose Charter Proposal,” beginning pages 119 and 122 of the Proxy Statement, respectively, which are incorporated herein by reference.

A copy of the Amended and Restated Certificate of Incorporation, including an amendment to change GDEF’s name to “STG Group, Inc.” is filed with this Current Report on Form 8-K as Exhibit 3.1 and is incorporated herein by reference, and the description of the Amended and Restated Certificate of Incorporation is qualified in its entirety by reference thereto.

On the Closing Date, the Company’s bylaws were amended and restated (the “Amended and Restated Bylaws”) pursuant to the closing of the Business Combination. The Amended and Restated Bylaws make certain changes to the prior bylaws. The Amended and Restated Bylaws, among other things, (i) provide that a special meeting of stockholders may be called by the Chairman, President or Secretary of the Company pursuant to a resolution adopted by a majority of the Board of Directors; (ii) delete provisions providing certain rights for the Sponsor, including the Sponsor’s right to designate a number of representatives to the Board of Directors proportional to the Sponsor’s ownership of Common Stock as long as the Sponsor holds 15% of the total outstanding Common Stock; (iii) provide that the Company’s Board of Directors shall be divided into three classes consistent with the provisions of the Charter; (iv) delete certain sections of the Bylaws that are only applicable to the Company prior to its consummation of an initial business combination; and (v) provide that no action required or permitted to be taken at any meeting of stockholders may be taken by written consent without meeting.

A copy of the Amended and Restated Bylaws is filed with this Current Report on Form 8-K as Exhibit 3.2 and is incorporated herein by reference, and the foregoing description of the Amended and Restated Bylaws is qualified in its entirety by reference thereto.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, which fulfilled the definition of an initial business combination as required by GDEF’s Amended and Restated Certificate of Incorporation, the Company ceased to be a shell company as of the Closing Date. The material terms of the Business Combination are described in the Proxy Statement in the section entitled “The Business Combination Agreement” beginning on page 100, which is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of businesses acquired

The financial statements of STG included in the Proxy Statement beginning on page F-32 are incorporated herein by reference.

The condensed consolidated financial statements of STG as of September 30, 2015 and for the three and nine months ended September 30, 2015 and September 30, 2014 are attached as Exhibit 99.1 hereto.

(b) Pro forma financial information.

Reference is made to Item 2.01 of this Current Report on Form 8-K (“Completion of Acquisition or Disposition of Assets – Unaudited Pro Forma Condensed Combined Financial Statements”) for the following pro forma financial information:

Introduction

Unaudited Pro Forma Balance Sheet as of September 30, 2015

Unaudited Pro Forma Condensed Combined Statement of Operations for the Nine Months Ended September 30, 2015

Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended December 31, 2014

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

(d) Exhibits

2.1	Stock Purchase Agreement, dated as of June 8, 2015, by and among (i) Global Defense & National Security Systems, Inc., (ii) Global Defense & National Security Holdings LLC, (iii) STG Group, Inc. (iv) the stockholders set forth on Annex A thereto and (v) Simon Lee, as Stockholders’ Representative, solely for purposes of Sections 1.2, 1.3, 6.3, 6.5, 6.7 and 6.22 and ARTICLES IX and XII. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by GDEF on June 9, 2015).

3.1*	Amended and Restated Certificate of Incorporation of Global Defense & National Security Systems, Inc.

3.2*	Amended and Restated Bylaws of Global Defense & National Security Systems, Inc.

10.1*	Credit Agreement, dated as of November 23, 2015, by and among GDEF, STG, STG, Inc., Access Systems Incorporated, the lenders party thereto from time to time, MC Admin Co LLC, as administrative agent, PNC Bank, National Association, as collateral agent, and MC Admin Co LLC, as lead arranger.

10.2*	Security Agreement, dated as of November 23, 2015, by and among GDEF, STG, STG, Inc., Access Systems, Incorporated, and such other assignors party thereto and PNC Bank, National Association.

10.3*	Pledge Agreement, dated as of November 23, 2015, by and among GDEF, STG, STG, Inc., Access Systems, Incorporated, such other Pledgors party thereto and PNC Bank, National Association

10.4*	Registration Rights Agreement, dated as of November 23, 2015, by and among GDEF and the STG Stockholders.

10.5*	Amended and Restated Registration Rights Agreement, dated as of November 23, 2015, by and among GDEF and the Sponsor.

10.6*	Voting Agreement, dated as of November 23, 2015, by and among GDEF, the STG Stockholders and the Sponsor.

10.7*	Escrow Agreement, dated as of November 23, 2015, by and among the Company, the STG Stockholders, Simon S. Lee, as Stockholders’ Representative, and Branch Banking & Trust Company.

10.8*	Second Amended and Restated Backstop Common Stock Purchase Agreement, dated as of November 23, 2015, issued by the Company to Global Defense & National Security Holdings LLC.

10.9*	Contribution and Exchange Agreement, dated as of November 23, 2015, by and between GDEF and the Sponsor.

10.10*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Paul Fernandes

10.11*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Charles Cosgrove

10.12*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Glenn W. Davis, Jr.

10.13*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Keith Lynch

10.14*	Employment Agreement, dated as of November 30, 2015, by and between the Company and Dale R. Davis

10.15*	Master Services Agreement, dated as of November 10, 2015, by and between the Company and Global Strategies Group (North America) Inc.

10.16	Global Defense & National Security Systems, Inc. Omnibus Incentive Plan (incorporated by reference from Annex D to the Definitive Proxy Statement filed by the Registrant on October 22, 2015).

99.1*	Unaudited condensed consolidated financial statements of STG as of September 30, 2015 and September 30, 2014.

99.2*	Press Release Announcing the Business Combination, dated November 24, 2015.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STG GROUP, INC.

By:	/s/ Charles L. Cosgrove
Name:	Charles L. Cosgrove
Title:	Chief Financial Officer

Date: November 30, 2015

EXHIBIT INDEX

2.1	Stock Purchase Agreement, dated as of June 8, 2015, by and among (i) Global Defense & National Security Systems, Inc., (ii) Global Defense & National Security Holdings LLC, (iii) STG Group, Inc. (iv) the stockholders set forth on Annex A thereto and (v) Simon Lee, as Stockholders’ Representative, solely for purposes of Sections 1.2, 1.3, 6.3, 6.5, 6.7 and 6.22 and ARTICLES IX and XII. (incorporated by reference from Exhibit 2.1 to the Current Report on Form 8-K filed by GDEF on June 9, 2015).

3.1*	Amended and Restated Certificate of Incorporation of Global Defense & National Security Systems, Inc.

3.2*	Amended and Restated Bylaws of Global Defense & National Security Systems, Inc.

10.1*	Credit Agreement, dated as of November 23, 2015, by and among GDEF, STG, STG, Inc., Access Systems Incorporated, the lenders party thereto from time to time, MC Admin Co LLC, as administrative agent, PNC Bank, National Association, as collateral agent, and MC Admin Co LLC, as lead arranger.

10.2*	Security Agreement, dated as of November 23, 2015, by and among GDEF, STG, STG, Inc., Access Systems, Incorporated, and such other assignors party thereto and PNC Bank, National Association.

10.3*	Pledge Agreement, dated as of November 23, 2015, by and among GDEF, STG, STG, Inc., Access Systems, Incorporated, such other Pledgors party thereto and PNC Bank, National Association

10.4*	Registration Rights Agreement, dated as of November 23, 2015, by and among GDEF and the STG Stockholders.

10.5*	Amended and Restated Registration Rights Agreement, dated as of November 23, 2015, by and among GDEF and the Sponsor.

10.6*	Voting Agreement, dated as of November 23, 2015, by and among GDEF, the STG Stockholders and the Sponsor.

10.7*	Escrow Agreement, dated as of November 23, 2015, by and among the Company, the STG Stockholders, Simon S. Lee, as Stockholders Representative, and Branch Banking and Trust Company.

10.8*	Second Amended and Restated Backstop Common Stock Purchase Agreement, dated as of November 23, 2015, issued by the Company to Global Defense & National Security Holdings LLC.

10.9*	Contribution and Exchange Agreement, dated as of November 23, 2015, by and between GDEF and the Sponsor.

10.10*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Paul Fernandes

10.11*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Charles Cosgrove

10.12*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Glenn W. Davis, Jr.

10.13*	Employment Agreement, dated as of November 23, 2015, by and between the Company and Keith Lynch

10.14*	Employment Agreement, dated as of November 30, 2015, by and between the Company and Dale R. Davis

10.15*	Master Services Agreement, dated as of November 10, 2015, by and between the Company and Global Strategies Group (North America) Inc.

10.16	Global Defense & National Security Systems, Inc. Omnibus Incentive Plan (incorporated by reference from Annex D to the Definitive Proxy Statement filed by the Registrant on October 22, 2015).

99.1*	Unaudited condensed consolidated financial statements of STG as of September 30, 2015 and September 30, 2014.

99.2*	Press Release Announcing the Business Combination, dated November 24, 2015.

* Filed herewith.